UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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JPMORGAN CHASE & CO.

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JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

April 7, 2011

Dear fellow shareholders:

We are pleased to invite you to the annual meeting of shareholders to be held on May 17, 2011, at our offices at McCoy Center in Columbus, Ohio. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person. We strongly encourage you to designate the proxies named on the proxy card to vote your shares even if you are planning to come. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon
Chairman and Chief Executive Officer

Notice of 2011 Annual Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 17, 2011
Time:	10:00 a.m.
Place:	JPMorgan Chase McCoy Center 1111 Polaris Parkway Columbus, Ohio 43240

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011

•	Advisory vote on executive compensation

•	Advisory vote on frequency of advisory vote on executive compensation

•	Approval of Amendment to Long-Term Incentive Plan

•	Shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan

Secretary

April 7, 2011

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license, and proof of ownership as of our record date March 18, 2011. See “Attending the annual meeting” at page 51.

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of directors, the advisory vote on executive compensation, the advisory vote on frequency of advisory vote on executive compensation, the approval of amendment to the Long-Term Incentive Plan and on the shareholder proposals. See “How votes are counted” at page 50.

We have sent shareholders of record at the close of business on March 18, 2011, a Notice of Internet Availability of Proxy Materials on or about April 7, 2011. The notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2010, via the Internet and how to vote online. Instructions on how to receive a printed copy of our proxy materials are included in the notice, as well as in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders to be held on May 17, 2011. Our 2011 Proxy Statement and Annual Report for the year ended December 31, 2010, are available free of charge on our Web site at http://investor.shareholder.com/jpmorganchase/annual.cfm.

Proxy statement

Your vote is very important. For this reason, the Board of Directors of JPMorgan Chase & Co. (JPMorgan Chase or the Firm) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about April 7, 2011.

Proposal 1 – Election of directors

Our Board of Directors has nominated 11 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2011 annual meeting.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board’s Corporate Governance and Nominating Committee (Governance Committee) is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. The Governance Committee, in consultation with the Chief Executive Officer, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The Governance Committee then makes recommendations to the Board. The Governance Committee also takes into account criteria applicable to Board committees.

As stated in the Corporate Governance Principles of the Board (Corporate Governance Principles), in determining Board nominees, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level management experience. Following these principles, the Board seeks to select nominees who combine leadership and business management experience, experience in disciplines relevant to the Firm and its businesses, and personal qualities reflecting integrity, judgment, achievement, effectiveness, and willingness to appropriately challenge management.

The Board strives to ensure diversity of representation among its members. Of the 11 director nominees, two are women and one is African-American. Increasing diversity is a priority, and when considering prospects for possible recommendation to the Board, the Governance Committee reviews available information about the experience, qualifications, attributes and skills of prospects, as well as their gender, race and ethnicity.

The Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the Governance Committee to consider such shareholder recommendations.

The Governance Committee annually leads the Board in its review and self-evaluation of the performance of the Board as a whole with a view to increasing the effectiveness of the Board.

Information about the nominees

Together the members of the Board provide the Firm with a breadth of demonstrated senior leadership and management experience in large complex organizations, global marketing, services and operations, regulated industries, wholesale and retail businesses, financial controls and reporting, compensation, governance, management succession, strategic planning and risk management. The directors bring broad and varied skills and knowledge from positions in global businesses, not-for-profit organizations and government, and diverse perspectives from a broad spectrum of industries, community activities and other factors. Each possesses the personal characteristics needed for the responsibilities of a director: each has demonstrated significant achievement in his or her endeavors, can work cooperatively and productively in the interest of all shareholders, possesses high character and integrity, devotes the necessary time to discharge his or her duties, and, for non-management directors, is independent.

The following provides biographical information regarding each of the nominees, including their specific business experience, qualifications, attributes and skills that the Board considered, in addition to their prior service on the Board, when it determined to nominate them.

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 17, 2011, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

Predecessor institutions of JPMorgan Chase include Bank One Corporation and its predecessors, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation.

Crandall C. Bowles, 63, Chairman of Springs Industries, Inc., window fashions. Director since 2006.

Ms. Bowles has been Chairman of Springs Industries, Inc., a manufacturer of window products for the home, since 1998 and a member of its board since 1978. From 1998 until 2006, she was also Chief Executive Officer of Springs Industries, Inc. Subsequent to a spinoff and merger in 2006, she was Co-Chairman and Co-CEO of Springs Global Participacoes S.A., a textile home furnishings company based in Brazil, until July 2007. Ms. Bowles is a director of Deere & Company (since 1999 and previously from 1990 to 1994) and of Sara Lee Corporation (since 2008). She previously served as a director of Wachovia Corporation (1991-1996).

Ms. Bowles graduated from Wellesley College in 1969 and earned an MBA from Columbia University in 1973. She is a trustee of the Brookings Institution and is on the governing boards of the Packard Center at Johns Hopkins, The University of North Carolina Press, The Wilderness Society, and the Global Research institute of UNC-Chapel Hill.

Ms. Bowles has extensive experience managing large complex business organizations at Springs Industries, Inc. and Springs Global Participacoes S.A. At those companies, and through her current and prior service on other public company boards, she has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, international business, and sales and marketing of consumer products and services. Her philanthropic activities give her valuable perspective on important societal and economic issues relevant to the Firm’s business.

Stephen B. Burke, 52, Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast Corporation, television and entertainment. Director since 2004 and Director of Bank One Corporation from 2003 to 2004.

Mr. Burke has been Chief Executive Officer of NBCUniversal, LLC and Executive Vice President of Comcast Corporation since January 2011. He had been Chief Operating Officer of Comcast Corporation, one of the nation’s leading providers of entertainment, information and communication products and services, from 2004 until 2011, and was President of Comcast Cable Communications, Inc. from 1998 until January 2010. Before joining Comcast, he served with The Walt Disney Company as President of ABC Broadcasting. Mr. Burke joined The Walt Disney Company in January 1986, where he helped to develop and found The Disney Store and helped to lead a comprehensive restructuring effort of Euro Disney S.A. Mr. Burke is a director of Berkshire Hathaway Inc. (since 2009).

Mr. Burke graduated from Colgate University in 1980 and received an MBA from Harvard Business School in 1982. He is Chairman of The Children’s Hospital of Philadelphia.

Mr. Burke’s roles at Comcast, ABC Broadcasting, and Euro Disney, have given him broad exposure to the challenges associated with managing a large and diverse business. In those roles he has dealt with a variety of issues including audit and financial reporting, risk management, executive compensation, sales and marketing, and technology and operations. In addition, Comcast and ABC Broadcasting have provided him with experience working in regulated industries and Euro Disney has given him international business experience.

David M. Cote, 58, Chairman and Chief Executive Officer of Honeywell International Inc., diversified technology and manufacturing. Director since 2007.

Mr. Cote is Chairman and Chief Executive Officer of Honeywell International Inc., a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and specialty materials. He was elected President and Chief Executive Officer in February 2002, and was named Chairman of the Board in July 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., which he joined in 1999 after a 25 year career with General Electric. Mr. Cote is a director of Honeywell International Inc. (since 2002) and was a director of TRW Inc. (1999-2001).

Mr. Cote graduated from the University of New Hampshire in 1976. In 2010, he was named by President Obama to serve on the bipartisan National Commission on Fiscal Responsibility and Reform. Mr. Cote was named co-chair of the U.S.-India CEO Forum by President Obama in 2009, and has served on the Forum since July 2005. Mr. Cote serves on an advisory panel to Kohlberg Kravis Roberts & Co.

At Honeywell and TRW, Mr. Cote gained experience dealing with a variety of issues relevant to the Firm’s business, including audit and financial reporting, risk management, executive compensation, sales and marketing of industrial and consumer goods and services, and technology matters. He also has extensive experience in international business issues and public policy matters. His record of public service further enhances his value to the Board.

James S. Crown, 57, President of Henry Crown and Company, diversified investments. Director since 2004 and Director of Bank One Corporation from 1991 to 2004.

Mr. Crown joined Henry Crown and Company, a privately owned investment company which invests in public and private securities, real estate and operating companies, in 1985 as Vice President and became President in 2003. Mr. Crown is a director of General Dynamics Corporation (since 1987) and of Sara Lee Corporation (since 1998).

Mr. Crown graduated from Hampshire College in 1976 and received his law degree from Stanford University Law School in 1980. Following law school, Mr. Crown joined Salomon Brothers Inc. and became a vice president of the Capital Markets Service Group in 1983. In 1985 he joined his family’s investment firm. He is Chairman of the Board of Trustees for the University of Chicago Medical Center and a Trustee of the Museum of Science and Industry, The Aspen Institute, the University of Chicago and of the Chicago Symphony Orchestra. He is a member of the American Academy of Arts and Sciences.

Mr. Crown’s position with Henry Crown and Company and his service on other public company boards have given him exposure to many issues encountered by the Firm’s Board, including audit and financial reporting, investment management, risk management, and executive compensation. His legal training gives him enhanced perspective on legal and regulatory issues. He is experienced in investment banking and capital markets matters through his prior work experience and subsequent responsibilities. The broad range of his philanthropic activities, in the Chicago area in particular, gives him important insight into the community concerns of one of the Firm’s largest markets.

James Dimon, 55, Chairman and Chief Executive Officer of JPMorgan Chase. Director since 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004.

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Prior to joining Bank One, Mr. Dimon had extensive experience at Citigroup Inc., the Travelers Group, Commercial Credit Company and American Express Company.

Mr. Dimon graduated from Tufts University in 1978 and received an MBA from Harvard Business School in 1982. He is a director of The College Fund/UNCF and serves on the Board of Directors of The Federal Reserve Bank of New York, The National Center on Addiction and Substance Abuse, Harvard Business School and Catalyst. He is also on the Board of Trustees of New York University School of Medicine.

Mr. Dimon has many years of experience in the financial services business, both wholesale and retail, as well as international and domestic experience. As CEO, he is intimately familiar with all aspects of the Firm’s business activities. In addition to the JPMorgan Chase merger with Bank One, he led the Firm’s successful acquisition and integration of The Bear Stearns Companies Inc. and the banking operations of Washington Mutual Bank. His business experience and his service on the board of the Federal Reserve Bank of New York have given him experience dealing with government officials and agencies and insight into the regulatory process.

Ellen V. Futter, 61, President and Trustee of the American Museum of Natural History. Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1997 to 2000.

Ms. Futter became President of the American Museum of Natural History in 1993, prior to which she had been President of Barnard College since 1981. The Museum is one of the world’s preeminent scientific and cultural institutions. Her career began at Milbank, Tweed, Hadley & McCloy where she practiced corporate law. Ms. Futter is a director of Consolidated Edison, Inc. (since 1997) and was previously a director of American International Group Inc. (1999-2008), Bristol-Myers Squibb Company (1999-2005), and Viacom (2006-2007).

Ms. Futter graduated from Barnard College in 1971 and earned a law degree from Columbia Law School in 1974. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. Ms. Futter is also a director of The American Ditchley Foundation and NYC & Company. She was a director of the Federal Reserve Bank of New York (1988-1993) and served as its Chairman (1992-1993).

Ms. Futter has managed large education and not-for-profit organizations, Barnard College and the American Museum of Natural History, and in that capacity, she has dealt with many complex organizational issues. Such work and her service on public company boards and the board of the Federal Reserve Bank of New York have given her experience with regulated industries, in particular the financial services industry, and with risk management, executive compensation, and audit and financial reporting. In her role at the Federal Reserve Bank of New York she also acquired valuable experience dealing with government officials and agencies. Her years of practicing corporate law give her enhanced perspective on legal and regulatory issues. Her extensive experience with philanthropic organizations provides her with insights that are relevant to the Firm’s corporate responsibility initiatives.

William H. Gray, III, 69, Co-Chairman of GrayLoeffler, LLC, consulting and advisory. Director since 2001 and Director of The Chase Manhattan Corporation from 1992 to 2000.

Mr. Gray has been Co-Chairman of GrayLoeffler, LLC (formerly Amani Group) since September 2009, having previously served as Chairman of Amani Group since August 2004. GrayLoeffler, LLC is a consulting and advisory firm. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray is a director of Dell Computer Corporation (since 2000), Pfizer Inc. (since 2000) and Prudential Financial, Inc. (since 1991). He was a director of Visteon Corporation (2000-2009).

Mr. Gray graduated from Franklin & Marshall College in 1963, where he is currently a Trustee, and received a master’s degree in divinity from Drew Theological Seminary in 1966 and a master’s degree in church history from Princeton Theological Seminary in 1970. He has served as a faculty member and professor of history and religion at five universities and colleges. Mr. Gray was elected as Chair of the Budget Committee of the House of Representatives in 1985, and in 1988 he was elected as the Chairman of the Democratic Caucus. He was elected as the Majority Whip of the House of Representatives in June 1988. President Bill Clinton appointed him as the Special Advisor on Haiti in 1995. He is an Advisory Council Member of the Business Roundtable Institute for Corporate Ethics.

Mr. Gray has managed a large not-for-profit organization, The College Fund/UNCF. In that capacity, and through his current and prior service on other public company boards, he has dealt with a wide range of relevant issues including audit and financial reporting, risk management and executive compensation. He has served on the boards of other public companies in regulated industries. His years as an elected official have given him experience with the legislative and regulatory process, and he has extensive experience dealing with government officials and agencies. His service on the House Budget Committee gives him broad experience in finance-related matters, and his service as Special Advisor on Haiti is an example of his international experience.

Laban P. Jackson, Jr., 68, Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development. Director since 2004 and Director of Bank One Corporation from 1993 to 2004.

Mr. Jackson has been Chairman of Clear Creek Properties, Inc., a real estate development company, since 1989. Mr. Jackson was a director of The Home Depot (2004-2008), SIRVA (2006-2007) and IPIX Corporation (1999-2006). He is also a director of J.P. Morgan Securities Ltd., a wholly owned subsidiary of the Firm, since 2010.

Mr. Jackson graduated from the United States Military Academy in 1965. He was a director of the Federal Reserve Bank of Cleveland (1987-1992). Mr. Jackson is also a director of Markey Cancer Foundation and Transylvania University.

Mr. Jackson has founded and managed businesses and is an experienced entrepreneur and manager. In that capacity, and through his current and prior service on other public company boards, he has dealt with a wide range of issues that are important to the Firm’s business, including audit and financial reporting, risk management, executive compensation, marketing and product development. His service on the board of the Federal Reserve Bank of Cleveland has given him experience dealing with government officials and agencies and further experience in financial services.

Mr. Jackson is member of the Audit Committee Leadership Network (ACLN), a group of audit committee chairs from some of North America’s leading companies, committed to improving the performance of audit committees and helping to enhance trust in the financial markets.

David C. Novak, 58, Chairman and Chief Executive Officer of Yum! Brands, Inc., franchised restaurants. Director since 2004 and Director of Bank One Corporation from 2001 to 2004.

Mr. Novak has been Chairman of Yum! Brands, Inc. since 2001 and Chief Executive Officer since 2000 and was Vice Chairman and President of Tricon Global Restaurants, Inc. (as Yum! Brands was formerly named) from June 1997 until January 2000. Yum! Brands is the world’s largest restaurant company in terms of system restaurants with more than 36,000 restaurants in more than 110 countries and territories, and more than 1.4 million company employees and franchise associates. Previously he had been Group President and Chief Executive Officer of KFC and Pizza Hut, North America, subsidiaries of PepsiCo, from August 1996 until June 1997; and President of KFC North America, a subsidiary of PepsiCo, from 1994 until 1996. Mr. Novak is a director of Yum! Brands, Inc. (since 1997).

Mr. Novak graduated from the University of Missouri in 1974. He is a director of Yum! Brands Foundation and a director of the Friends of the United Nations World Food Program and The Business Council.

At Yum! Brands and its predecessor organizations, Mr. Novak has dealt with many issues relevant to the Firm’s business activities, including audit and financial reporting, risk management, and executive compensation. Through his various positions at Yum! Brands and its predecessors companies, he has gained extensive experience in selling and marketing products to consumers, in strategic planning, and in international business.

Lee R. Raymond, 72, Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas. Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000.

Mr. Raymond was Chairman of the Board and Chief Executive Officer of ExxonMobil from 1999 until he retired in December 2005. ExxonMobil’s principal business is energy, involving exploration for and production of crude oil and natural gas, manufacture of petroleum and petrochemical products, and transportation and sale of crude oil, natural gas, petroleum and petrochemical products. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999, having begun his career in 1963 with Exxon. He was a director of Exxon Mobil Corporation (1984-2005).

Mr. Raymond graduated from the University of Wisconsin in 1960 and received a Ph.D. from the University of Minnesota in Chemical Engineering in 1963. He is a director of the Business Council for International Understanding, a Trustee of the Wisconsin Alumni Research Foundation, a Trustee of the Mayo Clinic, a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center, a member of the National Academy of Engineering and a member and past Chairman of the National Petroleum Council. Mr. Raymond serves on an advisory panel to Kohlberg Kravis Roberts & Co.

During his long tenure at Exxon Mobil and its predecessors, Mr. Raymond gained important experience in all aspects of business management, including audit and financial reporting, risk management, executive compensation, marketing, and operating in a regulated industry. He has extensive international business experience.

William C. Weldon, 62, Chairman and Chief Executive Officer of Johnson & Johnson, health care products. Director since 2005.

Mr. Weldon has been Chairman and Chief Executive Officer of Johnson & Johnson since 2002, prior to which he served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Johnson & Johnson is engaged worldwide in the research and development, manufacture and sale of a broad range of products in the health care field. The company conducts business in virtually all countries of the world with the primary focus on products related to human health and well-being.

Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. In 1982 he was named manager, ICOM Regional Development Center in Southeast Asia. Mr. Weldon was appointed executive vice president and managing director of Korea McNeil, Ltd., in 1984 and managing director of Ortho-Cilag Pharmaceutical, Ltd., in the U.K. in 1986. In 1989, he was named vice president of sales and marketing at Janssen Pharmaceutica in the U.S., and in 1992 he was appointed president of Ethicon Endo-Surgery. Mr. Weldon is a director of Johnson & Johnson (since 2002).

Mr. Weldon graduated from Quinnipiac University in 1971. Mr. Weldon is Chairman of the CEO Roundtable on Cancer, a director of the US-China Business Council, a member of The Business Council, a member of the Healthcare Leadership Council and a member of the Business Roundtable, and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America.

Mr. Weldon has experience managing a large complex organization at Johnson & Johnson, where he has dealt with such issues as audit and financial reporting, risk management, and executive compensation. Through his role at various Johnson & Johnson entities, he has had extensive exposure to international business management and to operating in a regulated industry, and he has gained expertise in sales and marketing to consumers. His extensive record of charitable involvement and public service also brings an important perspective to his role on the Board.

Corporate governance

General

Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and extending throughout the Firm. In this section we describe some of our key governance practices.

Corporate Governance Principles of the Board – The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The Corporate Governance Principles establish a framework for the governance of the Firm.

Board leadership structure – JPMorgan Chase is governed by a Board of Directors. Directors discharge their duties at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (CEO), management and others regarding matters of concern and interest to the Firm. Specific elements of our Board leadership structure are outlined in Appendix A and include:

Chairman of the Board – While the Board has no set policy on whether or not to have a non-executive chairman, it has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serve as both Chairman and Chief Executive Officer.

Independent oversight – Independent directors comprise more than 90% of the Board and 100% of the Audit Committee, Compensation & Management Development Committee (Compensation Committee), Governance Committee, Public Responsibility Committee and Risk Policy Committee.

Presiding Director – The Firm’s Presiding Director functions as a Lead Director, but the Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at executive sessions of independent directors (generally held as part of each regularly scheduled Board meeting) and at all Board meetings at which the Chairman is not present, and has authority to call meetings of independent directors. The Presiding Director approves Board meeting agendas and schedules for each Board meeting, may add agenda items in his or her discretion, approves Board meeting materials for distribution to and consideration by the Board, facilitates communication between the Chairman and CEO and the independent directors, as appropriate, is available for consultation and communication with major shareholders where appropriate, upon reasonable request, and performs such other functions as the Board directs. The Presiding Director is appointed annually by the independent directors. Unless the independent directors decide otherwise, the Chairs of the Compensation and Governance Committees shall serve alternating one-year terms as Presiding Director. The duties are further described in Appendix A.

Committee Chairs – All are independent and are appointed annually by the Board, approve agendas and material for respective committee meetings, and act as liaison between committee members and the Board and between committee members and senior management.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance, which is under the About Us tab. Each member of the Audit Committee, the Compensation Committee and the Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the U.S. Securities and Exchange Commission (SEC).

As stated in the Board’s Corporate Governance Principles, Board members have complete access to management, and the Board and Board committees can, if they wish to do so, seek legal or other expert advice from sources independent of management and shall be provided the resources for such purposes.

Audit Committee – provides oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, assure compliance with the Firm’s operational risk management processes, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that Ms. Bowles and Mr. Jackson are audit committee financial experts as defined by the SEC.

Compensation & Management Development Committee – reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. The Compensation Committee periodically reviews and approves a statement of the Firm’s compensation practices and principles and also reviews the relationship among risk, risk management and compensation in light of the Firm’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk. Information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis at page 11.

Corporate Governance & Nominating Committee – exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board and making recommendations to the Board regarding director compensation.

Public Responsibility Committee – reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee – provides oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk, and reputational risk, and is also responsible for review of the Firm’s fiduciary and asset management activities.

The following table summarizes the membership of the Board and each of its principal committees, and the number of times each met during 2010:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
Crandall C. Bowles	Member
Stephen B. Burke		Member	Member
David M. Cote				Member	Member
James S. Crown				Member	Chair
James Dimon
Ellen V. Futter				Member	Member
William H. Gray, III	Member			Chair
Laban P. Jackson, Jr.	Chair
David C. Novak (1)		Member	Chair
Lee R. Raymond (1)		Chair	Member
William C. Weldon		Member	Member
Number of meetings in 2010	15	8	4	4	8

[1]	Presiding director

During 2010, the Board met eight times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Director independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, or officer of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the relationships set forth in Appendix B are deemed immaterial unless the Board otherwise determines. Criteria relating to director independence may also be found in the Corporate Governance Principles on our Web site.

The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the Firm’s independence standards, each non-management director (Crandall C. Bowles, Stephen B. Burke, David M. Cote, James S. Crown, Ellen V. Futter, William H. Gray, III, Laban P. Jackson, Jr., David C. Novak, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. There are additional objective tests for independence in the NYSE rules and each of the named directors meets these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently, James Dimon is not an independent director of JPMorgan Chase.

In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director, the director’s immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by the Firm, directly or through its Foundation, to any non-profit organization of which a director is employed as an officer. In particular, the Board considered:

•

Consumer credit – extensions of credit provided to directors Futter and Jackson; and credit cards issued to directors Bowles, Burke, Cote, Crown, Futter, Jackson, Novak, Raymond and Weldon, and their immediate family members;

•

Wholesale credit – extensions of credit and other financial services provided to Springs Industries, Inc. and its subsidiaries, where Ms. Bowles is Chairman of the Board; NBCUniversal, LLC and Comcast Corporation and their subsidiaries, where Mr. Burke is Chief Executive Officer and Executive Vice President, respectively; Honeywell International Inc. and its subsidiaries, where Mr. Cote is Chairman and Chief Executive Officer; Henry Crown and Company, where Mr. Crown is President, and other Crown family-owned entities; the American Museum of Natural History, where Ms. Futter is President and Trustee; Yum! Brands, Inc. and its subsidiaries, where Mr. Novak is Chairman and Chief Executive Officer; and Johnson & Johnson and its subsidiaries, where Mr. Weldon is Chairman and Chief Executive Officer;

•	Employment – employment of an adult son of Mr. Cote as a non-executive officer of the Firm; and

•

Goods, services and contributions – purchases of building safety and security equipment and maintenance services from Honeywell International Inc.; leases of office and retail space from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; transitional services related to a 2008 acquisition by the Firm’s private equity division of a business of a subsidiary of Johnson & Johnson; and charitable contributions to the American Museum of Natural History.

Independent director meetings – Independent directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.

Majority voting for directors – The Firm’s By-laws provide a majority voting standard for election of directors in uncontested elections (resignation by any incumbent director who is not re-elected) and plurality voting in any election that is contested.

Other governance practices

Board’s role in risk oversight – The Firm’s risk management is described in the Management discussion and analysis of the 2010 Annual Report starting at page 107. As stated there, risk is an inherent part of JPMorgan Chase’s business activities and the Firm’s overall risk appetite is established in the context of the Firm’s capital, earnings power and diversified business model. The Firm’s risk management framework and governance structure are intended to provide comprehensive controls and ongoing management of the major risks taken in its business activities.

Risk appetite – The Firm employs a formal risk appetite framework to clearly link risk appetite and return targets, controls and capital management.

•

The CEO is responsible for setting the overall risk appetite for the Firm, and the line of business (LOB) CEOs are responsible for setting the risk appetite for their respective LOBs subject to approval by the CEO and the Firm’s Chief Risk Officer.

•	The Risk Policy Committee approves the risk appetite policy on behalf of the entire Board of Directors.

Risk management framework – The Firm’s risk governance structure starts with each line of business being responsible for managing its own risks, with its own risk committee and a chief risk officer. Overlaying the line of business risk management are four corporate functions with risk management-related responsibilities.

•

Risk Management operates independently to provide oversight of firmwide risk management and controls, and is headed by the Firm’s Chief Risk Officer, who is a member of the Firm’s Operating Committee and reports to the CEO and the Board of Directors, primarily through the Board’s Risk Policy Committee.

•	The Chief Investment Office and Corporate Treasury are responsible for managing the Firm’s liquidity, interest rate and foreign exchange risk, and other structural risks.

•	Legal and Compliance has oversight for legal and fiduciary risk.

Board oversight – The Board of Directors exercises its oversight of risk management principally through the Board’s Risk Policy Committee and Audit Committee.

•	The Risk Policy Committee oversees senior management risk-related responsibilities, including reviewing management policies and performance against these policies and related benchmarks.

•	The Audit Committee reviews with management the system of internal controls that is relied upon to provide reasonable assurance of compliance with the Firm’s operational risk management processes.

•

In addition, the Compensation Committee is responsible for reviewing the Firm’s compensation practices and the relationship among risk, risk management and compensation in light of the Firm’s objectives.

•	Each of the committees oversees reputation risk issues within their scope of responsibility.

•	The Board of Directors also reviews selected risk topics directly as circumstances warrant.

Shareholder outreach – We recognize the importance of shareholder communications to help our investors understand our performance and strategies. We reach out to shareholders in many different ways, including through quarterly earnings presentations, SEC filings, web communications, and investor meetings. In addition, our senior executives engage major institutional shareholders as part of a semi-annual outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. We meet throughout the year with additional shareholders and organizations interested in our practices.

Special shareholder meetings – The Board amended the By-laws in January 2010 to permit shareholders holding at least 20% of the outstanding common shares (net of hedges) to call special meetings. This action reduced the ownership threshold required to call special meetings from 33 1/3% of outstanding common shares, and was taken in response to a shareholder proposal presented at our 2009 annual meeting calling for a 10% threshold. That proposal did not pass but received a substantial favorable vote.

Clawbacks – Our compensation recovery policies go beyond Sarbanes-Oxley and other minimum requirements. In addition to our long standing Board policy on recoupment in the event of a material restatement of the Firm’s financial results or a termination for cause, we implemented provisions in 2009 and 2010 that enabled cancellation or recovery if the award was based on materially inaccurate performance metrics or a misrepresentation by an employee, the employee engaged in conduct causing material financial or reputational harm to the Firm or its business activities, or, for certain senior employees, the employee failed to properly identify, raise or assess risks material to the Firm or its business activities. These policies are further described in the Compensation Discussion and Analysis at page 21 and in Appendix E.

Code of Conduct and Code of Ethics for Finance Professionals – The JPMorgan Chase Code of Conduct is a collection of rules and policy statements governing employees’ conduct in relation to the Firm’s business. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the CEO, President, Chief Financial Officer (CFO), Chief Accounting Officer of the Firm, and to all other professionals of the Firm worldwide serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements.

Political contributions and legislative lobbying – The Board-approved policy regarding political contributions and legislative lobbying activities, the JPMorgan Chase & Co. Political Contributions Statement, is available on our Web site. The Firm also posts on its Web site an annual report of contributions made by the Political Action Committees (PACs) affiliated with the Firm. Federal political contributions to candidates, political party committees and political action committees are made by the PACs, which are supported entirely by voluntary employee contributions and are not funded by corporate funds. At the state level, the Firm from time-to-time makes political contributions to candidates and political parties where permitted by law. In addition, the PACs separately make state and local political contributions to candidates, political parties and political action committees.

Board communications – Shareholders and interested parties who wish to contact any Board member or committee chair, the Presiding Director, or the independent directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017 or e-mail the Office of the Secretary at corporate.secretary@jpmchase.com.

Documents available – The Corporate Governance Principles, Code of Conduct, Code of Ethics for Finance Professionals, and the JPMorgan Chase & Co. Political Contributions Statement, as well as the Firm’s By-laws and charters of our principal Board committees, can be found on our Web site at www.jpmorganchase.com under Governance, which is under the About Us tab. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Director compensation

Annual compensation – The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2010, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant. The director retainer and annual grant amounts have not changed since 2003.

Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional fee of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.

The following table summarizes annual compensation for non-management directors.

Compensation	Amount ($)
Board retainer	$75,000
Committee chair retainer	15,000
Audit committee member retainer	10,000
Deferred stock unit grant	170,000

Stock ownership guidelines – As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.

Deferred compensation – Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.

Reimbursements and insurance – The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

2010 Director compensation table – The following table shows the compensation for each director in 2010.

Director	Fees earned or paid in cash ($) (1)	2010 Stock award ($) (2)	Total ($)
Crandall C. Bowles	$85,000	$170,000	$255,000
Stephen B. Burke	75,000	170,000	245,000
David M. Cote	75,000	170,000	245,000
James S. Crown	90,000	170,000	260,000
Ellen V. Futter	75,000	170,000	245,000
William H. Gray, III	100,000	170,000	270,000
Laban P. Jackson, Jr. (3)	210,000	170,000	380,000
David C. Novak	90,000	170,000	260,000
Lee R. Raymond	90,000	170,000	260,000
William C. Weldon	75,000	170,000	245,000

[1]	Includes fees earned, whether paid in cash or deferred.

[2]

The aggregate number of option awards and stock awards outstanding at December 31, 2010, for each current director is included in the Security ownership of directors and executive officers table at page 11 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

[3]

Mr. Jackson received $110,000 in compensation during 2010 in consideration of his service as a director of J.P. Morgan Securities Ltd., an indirect wholly-owned subsidiary of JPMorgan Chase headquartered in London.

Security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 28, 2011, including shares that could have been acquired within 60 days of that date through the exercise of stock options or stock appreciation rights (SARs), together with additional underlying stock units as described in note 3 to the table, by each director, the current executive officers named in the Summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as of February 28, 2011, by all directors and executive officers as a group and by each director and named executive officer individually is less than 1% of our outstanding common stock.

We have been notified by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, that, as of December 31, 2010, it, in its capacity as a parent holding company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G), is the beneficial owner of 215,797,073 shares of our common stock, representing 5.52% of our outstanding common stock. According to the

Schedule 13G dated January 21, 2011, filed with the SEC, in the aggregate, BlackRock, Inc. and the affiliated entities included in the Schedule 13G (BlackRock) have sole dispositive power and sole voting power over 215,797,073 shares.

	Beneficial Ownership
Name	Common Stock (#) (1)(2)	Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)	Additional underlying stock units (#) (3)	Total (#)
Crandall C. Bowles	6,280	0	6,280	34,204	40,484
Douglas L. Braunstein	390,773	457,416	848,189	435,736	1,283,925
Stephen B. Burke	7,107	0	7,107	53,430	60,537
Michael J. Cavanagh	222,638	930,650	1,153,288	247,070	1,400,358
David M. Cote	14,000	0	14,000	28,036	42,036
James S. Crown (4)	11,148,130	2,640	11,150,770	105,539	11,256,309
James Dimon (5)	5,068,737	1,175,193	6,243,930	453,025	6,696,955
Ina R. Drew	572,105	550,000	1,122,105	598,105	1,720,210
Ellen V. Futter	951	11,920	12,871	62,119	74,990
William H. Gray, III	—	11,920	11,920	82,574	94,494
Laban P. Jackson, Jr. (5)	21,081	22,115	43,196	80,049	123,245
David C. Novak	158,006	2,640	160,646	62,366	223,012
Lee R. Raymond (5)	1,850	11,920	13,770	155,027	168,797
Charles W. Scharf	1,015,975	926,257	1,942,232	300,086	2,242,318
James E. Staley	394,525	1,089,970	1,484,495	367,974	1,852,469
William C. Weldon	1,137	—	1,137	41,351	42,488
All directors and current executive officers as a group (25 persons) (6)	20,510,348	11,442,584	31,952,932	5,240,962	37,193,894

[1]	Shares owned outright, except as otherwise noted.

[2]

Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Crown, 10,834,186 shares; Mr. Novak, 41,120 shares; and all directors and executive officers as a group, 10,875,306 shares.

[3]

Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include unvested restricted stock units (RSUs) and shares attributable under the JPMorgan Chase 401(k) Savings Plan.

[4]

Includes 136,766 shares Mr. Crown owns individually; 9,287,063 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also includes 168,305 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,873 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his pecuniary interest in such entities.

[5]

As of February 28, 2011, Mr. Dimon held 12,142 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I (Series I Preferred), of which 3,264 depositary shares are held in trusts for which he disclaims beneficial ownership except to the extent of his pecuniary interest, and 1,851 depositary shares are held by his spouse. Mr. Jackson held 400 depositary shares of Series I Preferred and 15,000 depositary shares, each representing a 1/400th interest in a share of JPMorgan Chase’s 8.625% Non-Cumulative Preferred Stock, Series J (Series J Preferred). Mr. Raymond held 80,000 depositary shares of Series J Preferred.

[6]	Steven D. Black was not an executive officer effective November 9, 2010; his ownership is not included in this table.

Compensation Discussion and Analysis

Executive summary

JPMorgan Chase has great businesses, exceptional people and a world-class franchise. The strength of the Firm globally and across the businesses was reflected in our performance in 2010. In this section we will briefly describe our 2010 performance, the compensation decisions for our Named Executive Officers (NEOs) and the Firm’s philosophy and approach to compensation so the context for 2010 compensation decisions is clear.

Throughout the crisis and in 2010 as market conditions improved, JPMorgan Chase continued to invest in our businesses and our different lines of businesses stayed focused on and continued to seek to do what is right for our clients for the long run. In 2010, the Firm hired thousands of employees across the globe to serve our clients and customers and deliver shareholder value. The Firm maximized its huge client franchises and diverse business model and used its capital wisely to create effective solutions for our clients and invest in our growth. Our leaders and employees helped deliver another profitable year, continued to serve our clients and contributed to the stability of the U.S. and global economy.

The compensation decisions for our top leadership set the tone and framework for compensation of all our employees. The Board and the Compensation & Management Development Committee (Compensation Committee) believe that our compensation programs are well balanced and effective at attracting, motivating and retaining the best diverse talent through economic cycles. Because our CEO, the Board and the Compensation Committee focus on long-term profitability based on sound business strategy, compensation decisions are not based on short-term formulaic results. Instead, our compensation structure is designed to reward sustained performance over multiple years by delivering a higher percentage of total compensation in equity, which vests over several years, and lesser amounts annually in cash.

Compensation decisions in 2010 for our senior leaders were driven by return on investments based on balanced risk measures and long-term value creation for the Firm, our clients and our shareholders. Each of our NEOs is a member of the Firm’s Operating Committee. Our CEO along with the Board and the Compensation Committee assessed all of the Operating Committee members against quantitative and qualitative priorities set early in 2010. The Board’s determination of compensation for our CEO reflected his extraordinary contribution to the Firm and to the U.S. and global economy during 2010 and throughout the last several challenging years.

Our compensation philosophy, policies and practices drive accountability, are designed to link pay to performance, and balance rewards with sound business decisions and effective risk management. The recent crisis has focused attention on the incentive compensation practices in our industry and has prompted attention on balancing compensation structures that might encourage excessive risk-taking. And while many practices continue to be proposed, we continue to believe that our practices over the past several years have been prudent and effective, substantially consistent with the principles underlying regulatory concepts and very effective for JPMorgan Chase.

We have long tried to maintain a set of practices and principles marked by fiscal discipline, sufficient flexibility to attract and retain talent, and attention to safety and soundness. We believe that we have been at the forefront of sensible compensation practices with well-designed incentives that can and should remain an effective component of our total compensation approach. Although we refine our compensation programs as conditions change, we strive to maintain consistency in our philosophy and approach.

We have a rigorous performance and compensation management system that we believe to be aligned with global regulatory principles. Appendix E is a statement of the Firm’s Compensation practices and principles, which articulates how we operate and further demonstrates why we believe that our compensation processes and programs are aligned with safety and soundness principles. These beliefs help build the following foundation for our approach:

•	The Board of Directors provides independent oversight of our compensation policies and practices.
•	Pay is linked to performance based on individual, business and overall Firm performance, but is not overly rigid or formulaic.
•	We encourage, foster and reward a shared success environment and teamwork.
•	A meaningful, long-term ownership stake in the Firm reinforces alignment with shareholders.
•	Robust risk management and compensation recovery policies deter excessive risk-taking and improper risk management.
•	Attracting, retaining and developing talent is critical to sustaining success.

Proposal 3 is an advisory vote on executive compensation, which is now required pursuant to SEC rules. We had included the same proposal in 2010 on a voluntary basis. The Board will consider the results of the advisory vote in evaluating whether it struck the right balance in the compensation awards described below.

Proposal 4 is an advisory vote on the frequency with which we would conduct such votes on executive compensation. For the reasons stated at Proposal 4, the Board recommends an annual advisory vote on executive compensation.

The remainder of this section provides a more detailed discussion and analysis of our executive compensation program and the compensation decisions for our Named Executive Officers.

2010 Performance

An overview of the performance for the Firm as a whole and for each line of business is at Appendix D at pages 59-63. Against the backdrop of some improvement in the business environment, JPMorgan Chase significantly improved its operating performance and continued to support the global economic recovery by providing capital, financing and liquidity to its clients in the U.S. and around the world. As described in the Firm’s Management discussion and analysis (MD&A) in the Annual Report on Form 10-K, our financial results were strong relative to 2009. The highlights below illustrate some of the key metrics and results that we use in evaluating the Firm’s performance for the purpose of making executive compensation decisions. During and for 2010:

•

The Firm reported full-year 2010 net income of $17.4 billion, or $3.96 per share, on net revenue of $102.7 billion. Net income was up 48% compared with net income of $11.7 billion or $2.26 per share in 2009.

•	Return on common equity was 10% for the year, compared with 6% in the prior year, and return on tangible common equity was 15% for the year, compared with 10% in 2009.

•

The Firm continued to strengthen its fortress balance sheet during 2010, ending the year with a Tier 1 Common ratio of 9.8% and Tier 1 Capital ratio of 12.1%. Total stockholders’ equity at December 31, 2010, was $176.1 billion.

•

We supported and served millions of customers and the communities in which the Firm operates. The Firm loaned or raised capital of more than $1.4 trillion for its clients, which included more than $10 billion of credit provided to more than 250,000 small businesses in the U.S., an increase of more than 50% over 2009.

•	JPMorgan Chase also made substantial investments in the future of its businesses, including hiring more than 8,000 additional employees in the U.S. alone.

•	Each stand-alone business had a top 1, 2 or 3 position.

•	The Firm remains committed to homeowners, making loans and preventing foreclosures.

•

The Firm benefited from an improvement in the credit environment during 2010. Compared with 2009, delinquency trends were more favorable and estimated losses were lower in the consumer businesses, although they remained at elevated levels, and the credit quality of the commercial and industrial loan portfolio across the Firm’s wholesale businesses improved.

•	Strong client relationships and continued investments for growth resulted in good performance across most of the Firm’s businesses.

-	Investment Bank (IB) had its second best revenue in history with an ROE of 17%, in line with through-the-cycle targets. Ranked #1 for Global Investment Banking Fees based on revenue.

-	Retail Financial Services (RFS) added more than 150 new branches and 5,000 sales people, and opened more than 1.5 million net new checking accounts.

-	Card Services rolled out new products and opened 11.3 million new accounts.

-	Commercial Banking reported record revenue and net income.

-	Treasury & Securities Services (TSS) grew assets under custody to $16.1 trillion.

-	Asset Management (AM) reported record revenue.

Compensation decisions for Named Executive Officers

CEO Compensation

James Dimon. Mr. Dimon’s leadership of JPMorgan Chase continues to have enormous value for our customer franchises and our shareholders. He was a stabilizer during the crisis and showed unparalleled leadership in preparing the Firm as the crisis began to unfold, in managing for the possibility of even more severe circumstances, in continuing to serve the Firm’s clients and in preparing for eventual business recovery. His unrelenting discipline around a fortress balance sheet and strong business and functional management teams enabled the Firm to absorb two failed institutions, Bear Stearns and Washington Mutual, helping to avoid added stress on the financial system and providing new opportunities for JPMorgan Chase. In 2010, our relative strength allowed us to focus on our core strategies and continue to invest in our franchise businesses.

The Firm has come through the worst economic storm in recent history stronger than ever, and a major part of the Firm’s success is due to Mr. Dimon’s long-term vision, leadership, disciplined approach and business acuity. JPMorgan Chase out-performed its financial services peers over the last three years and continues to be in a stronger position to invest in future initiatives to support the Firm’s growth strategy.

The Compensation Committee determines appropriate compensation for the CEO and makes a recommendation to the Board for their ratification. With respect to his performance and contribution to the Firm in 2010 and in recognition of his leadership over the past several years, the Board awarded Mr. Dimon:

•	Cash incentive of $5,000,000.

•

Equity incentives with a grant date fair value of $17,000,000 in the form of restricted stock units and stock appreciation rights as detailed in the table of Salary and incentive compensation at page 16.

By comparison, Mr. Dimon received no cash incentive compensation for 2009 and received his base salary of $1 million and equity compensation valued at $14,196,700 at the grant date. Mr. Dimon did not receive incentive compensation for 2008 (no cash bonus, no restricted stock units and no options or stock appreciation rights).

Determining our other NEOs’ compensation for 2010

Each Named Executive Officer reports directly to Mr. Dimon and is (and Mr. Black was) a member of the Operating Committee, a group of currently 15 persons, including Mr. Dimon, comprised of the Firm’s senior-most executive officers responsible for the major lines of business (LOBs) and functions of the Firm.

Mr. Dimon, in consultation with the Compensation Committee and the Board, establishes the priorities for each executive and assesses their performance annually. Their priorities generally include a robust set of quantitative and qualitative factors focused on financial performance, strategic and operational considerations for the Firm and the business or function they lead, management effectiveness, growth, people development and risk/control management. Because specific factors will differ from business to business, function to function, among individuals, and during different business cycles, we do not adopt any specific weighting or formula under which the metrics will be applied.

Business specific objectives are evaluated at various points during the year, including during the budget process and monthly business reviews. Our businesses review their priorities with investors at our annual Investor Day, held most recently on February 15, 2011. The CEO of each line of business has written a letter in the Annual Report about his or her respective business to review 2010 results and the outlook for the future. We recommend reading those letters for a fuller understanding of LOB priorities and performance, as well as the Chairman’s letter to shareholders.

Mr. Dimon discusses with the Compensation Committee his assessment of the performance of each member of the Operating Committee with respect to individual contributions, and business or function performance, as well as overall Firm performance. After the review and discussion, Mr. Dimon makes compensation recommendations to the Compensation Committee for their approval.

For 2010, succession planning efforts to ensure the Firm has future leaders capable of achieving success played a part in certain members of the Operating Committee taking on new roles. Mr. Braunstein was the Head of Investment Banking for the Americas for the first five months of 2010 and assumed the role of Chief Financial Officer of the Firm in June 2010. Mr. Cavanagh assumed the role of CEO for Treasury & Securities Services (TSS) after serving as CFO of the Firm through May of 2010.

Douglas Braunstein. Mr. Braunstein provided strong and effective leadership of Investment Banking for the Americas since 2008 and prior to that held other senior roles in the Investment Bank, including Global head of Mergers and Acquisitions. He helped build our leading client franchise in the Investment Bank over the past decade and brings exceptional client experience and seasoned financial thinking to the role of CFO. As CFO, he provides financial leadership across all of our businesses in terms of planning, reporting, financial controls, defining and managing the Firm’s capital and liquidity needs, as well as communicating the Firm’s performance to the investor community, regulators and rating agencies. His in-depth knowledge of Investment Banking and understanding of the complex nature of this organization made him instrumental in guiding the Firm through a still challenging business environment in the second half of 2010 and a more stringent regulatory landscape that continues to evolve.

Steven Black. Mr. Black served as a Vice Chairman of the Firm and as a former Executive Chairman of the Investment Bank, providing client support and guidance on business and strategic matters to Mr. Dimon and other members of the Firm’s Operating Committee. Mr. Black retired from the Firm in February 2011. Mr. Black provided distinguished leadership to the Investment Bank throughout a period of great challenge and continued that leadership as he transitioned his responsibilities to Mr. Staley.

Michael Cavanagh. Mr. Cavanagh was the Chief Financial Officer since the merger of JPMorgan Chase and Bank One in 2004 and continued as CFO for the first five months of 2010. Mr. Cavanagh built one of the most respected Finance teams in banking. He provided broad leadership throughout the merger integration efforts that started in 2004, and he played a key role in helping the Firm successfully navigate the financial crisis. In June 2010 the buy-side investors who focus on financial institutions chose Mr. Cavanagh as the top-performing Chief Financial Officer in the large-bank category in recognition of Mr. Cavanagh’s in-depth functional expertise and tremendous leadership during the crisis. Also in June of 2010, Mr. Cavanagh was named Chief Executive Officer of Treasury & Securities Services. As one of the world's largest cash management providers and a market leader, TSS processes trillions of dollars of transfers daily and is also a leading global custodian. As CEO of TSS, Mr. Cavanagh continued development of its 2010 priorities focused on extending our higher-margin international business and improving operating margins through increased efficiency and product innovation. TSS is also a key partner in the Firm’s development of the Global Corporate Bank.

Ina Drew. Ms. Drew has served as Chief Investment Officer since 2005, prior to which she was head of Global Treasury. The Chief Investment Office manages the Firm’s investment exposure while helping to advise lines of business on their own investment strategies. The Chief Investment Office, with Corporate Treasury, is also responsible for measuring, monitoring and managing the Firm’s liquidity, interest rate risk and foreign exchange risk, each of which were critical in managing through the past three years. In 2010, Ms. Drew was instrumental in setting the course and directing the Firm’s repositioning of the balance sheet in anticipation of a rising interest rate environment. Ms. Drew successfully accomplished her business and people agenda objectives for 2010 by creating shareholder value through risk management activities across a broad array of market sectors and currencies with the help of a very knowledgeable leadership team in various locations around the globe.

Charles Scharf. Mr. Scharf became CEO of Retail Financial Services with the 2004 merger of JPMorgan Chase and Bank One. He is responsible for our network of more than 5,200 Chase Consumer bank branches across 23 states and for our consumer and small business lending, including home finance and auto loans. In our mortgage business, Mr. Scharf led management of the Firm’s mortgage exposure, led development and implementation of remediation plans to address industry-wide issues in our mortgage foreclosure and modification processes and directed the Firm’s leadership role in mortgage modification efforts. Mr. Scharf has successfully furthered organic growth by acquiring new customers, deepening relationships with existing customers, adding services (including innovative mobile banking services such as the iPhone app) and improving the customer experience, investing in new branch builds, extending the Chase approach to branches in the former Washington Mutual footprint and building the Chase brand in cooperation with Card Services, all of which contributed to strong growth across the franchise in 2010. Mr. Scharf also improved the depth of the leadership pipeline and renewed a greater focus on diversity.

James Staley. Mr. Staley was the CEO of the Investment Bank for 2010, having rejoined the IB after 10 years leading Asset Management. The Investment Bank offers a full range of investment banking products and services in all major capital markets, serving more than 16,000 investor clients and more than 5,000 issuer clients. In 2010, the IB strengthened senior client coverage and was selected for numerous public and private capital raises as the recovery developed. The IB expanded in key markets, added local capabilities in China, Brazil and other markets, and increased its commodities capabilities through the acquisition of Sempra. Mr. Staley continued a focus on technology, developing it beyond just a support function to a strategic advantage for bankers, traders and clients. In IB trading operations Mr. Staley focused on efficient capital allocation and management of risks and returns. The IB’s financial, people, and growth objectives were met – most above expectation – all while maintaining appropriate leverage and capital ratios, excellent productivity levels and a disciplined and effective risk and control environment. Besides financial results, Mr. Staley also achieved his priorities around people by grooming the next generation of diverse leaders while limiting talent loss to competitors.

Compensation actions – The following table shows annual salary in 2010 and incentive compensation awarded in 2011 for 2010 performance, which reflects the Compensation Committee’s view of compensation determinations for 2010 and is guided by our core compensation philosophy and approach.

In determining compensation for 2010 and considering the desired structure and mix of compensation going forward, the Compensation Committee determined to increase the base salary for NEOs other than Mr. Dimon to $750,000 effective February 2011 and for Mr. Dimon to $1,500,000 effective March 2011.

Salary and incentive compensation

Name and principal position	Year	Annual compensation
		Salary ($) (1)	Incentive compensation
			Cash ($)	RSUs ($) (2)	SARs ($) (3)	Total ($)
James Dimon	2010	$1,000,000	$5,000,000	$12,000,000	$5,000,000	$23,000,000
Chairman and CEO	2009	1,000,000	0	7,952,400	6,244,300	15,196,700
	2008	1,000,000	0	0	0	1,000,000
Douglas L. Braunstein	2010	400,000	3,840,000	5,760,000	2,016,900	12,016,900
Chief Financial Officer
Steven D. Black	2010	500,000	3,800,000	5,700,000	0	10,000,000
Former Vice Chairman	2009	500,000	2,000,000	11,759,200	0	14,259,200
	2008	500,000	0	0	5,436,200	5,936,200
Michael J. Cavanagh	2010	500,000	3,400,000	5,100,000	1,008,500	10,008,500
CEO Treasury & Securities Services	2009	500,000	2,032,000	3,274,500	1,836,600	7,643,100
(Former CFO)	2008	500,000	2,000,000	2,000,000	1,553,200	6,053,200
Ina R. Drew	2010	500,000	5,000,000	7,500,000	2,016,900	15,016,900
Chief Investment Officer
Charles W. Scharf	2010	500,000	3,800,000	5,700,000	2,016,900	12,016,900
CEO Retail Financial Services	2009	500,000	2,043,000	4,677,900	2,203,900	9,424,800
	2008	500,000	2,000,000	2,000,000	2,329,800	6,829,800
James E. Staley	2010	500,000	5,400,000	8,100,000	3,025,400	17,025,400
CEO Investment Bank	2009	500,000	2,000,000	5,174,100	2,216,000	9,890,100
	2008	500,000	2,250,000	2,250,000	3,883,000	8,883,000

1	Includes salary amounts as of December 31 for each year.
2	The RSUs granted for 2010 vest in two equal installments on January 13, 2013 and 2014. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights. Additional conditions applicable to these awards are described at page 21.
3	The Firm awarded Mr. Dimon SARs, effective February 16, 2011, with an exercise price of $47.73. SARs were awarded to the other Named Executive Officers, effective January 19, 2011, with an exercise price of $44.29. The SARs will become exercisable 20% per year over the five-year period from January 19, 2011. All shares obtained upon exercise must be held until the fifth year after grant and are subject to the Firm’s stock retention requirement. The SARs for Mr. Dimon had a grant date fair value of $13.61 per SAR. The SARs for the other Named Executive Officers had a grant date fair value of $13.11 per SAR. Assumptions under the Black-Scholes valuation model were used to determine grant date fair value. Additional conditions applicable to these awards are described at page 21.

The above table is presented to show how the Compensation Committee viewed compensation actions, but it differs substantially from the Summary compensation table (SCT) required by the SEC and is not a substitute for the information required by the SCT at page 24.

The SCT shows compensation information in a format required by the SEC. There are two principal differences between the SCT and the above table:

•

The Firm grants both cash and equity incentive compensation after the earnings for a performance year have been announced. In both the above table and the SCT, cash incentive compensation granted in 2011 for 2010 performance is shown as 2010 compensation. The above table treats equity awards similarly, so that equity awards granted in 2011 are shown as 2010 compensation. The SCT does not follow this treatment and instead reports the value of equity awards in the year in which they are made. As a result, equity awards granted in 2011 for 2010 performance are shown in the above table as 2010 compensation, but the SCT reports for 2010 the value of equity awards granted in 2010 in respect of 2009 performance.

•

The SCT reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not part of current compensation determinations and are not shown above.

Philosophy and approach of our compensation framework

Our compensation philosophy, practices and principles are an important part of our business strategy. They help to attract and retain the employees we need and provide a control framework for the elements of compensation we use and the processes to maintain a balanced approach to compensation. Our current and potential talent pool is highly marketable and can be attracted to opportunities across a broad spectrum of regulated and unregulated financial services businesses. Our competition for talent includes not only other global banks, investments banks, regional/local banks, and asset managers, but also boutique investment firms, hedge funds and private equity firms.

Our actions are as important as our principles. In the past year, we undertook extensive internal reviews of our programs in light of the global economic environment, proposed and enacted legislation, and global regulatory initiatives. We have examined our policies and practices against multiple sources of regulatory guidance, and believe that our principles and practices are substantially consistent with recommended approaches.

Our compensation structure is designed to contribute to the achievement of the Firm’s short-term and long-term strategic and operational objectives, while avoiding unnecessary or excessive risk-taking. We do this through a total compensation program comprised of an appropriate mix of fixed pay (base salary) and variable pay in the form of cash incentives and long-term, equity-based incentives. We deliver a lesser portion of compensation paid in cash annually and a larger portion in equity delivered over time and subject to continued performance of the Firm.

We have taken a number of steps in recent years as described further below, to help mitigate risk and further our objective of sensible and sound compensation practices. These steps include adoption of new recoupment policies, furthering the role of risk management in our compensation processes and providing that the Compensation Committee now meets at least annually with one or more members of the Risk Policy Committee of the Board of Directors. In addition, beginning in 2010, employees across multiple businesses had the mix of their total compensation adjusted to provide more fixed compensation (i.e., salary) and less variable compensation (i.e., incentives) going forward.

Our compensation principles and practices are described below and are set forth in Appendix D. Compensation practices continue to evolve and we will aim to continue to be at the forefront of best compensation practices in the industry.

• Independent Board oversight

JPMorgan Chase’s compensation framework is supported by our corporate governance and board oversight.

•

The Board of Directors, through the Compensation Committee, oversees our compensation programs, including overall accruals, mix of cash/stock, deferral percentages, and vehicles for delivering equity including terms and conditions.

•	The Board of Directors regularly reviews financial performance, risk management and incentive compensation.

Authorities and responsibilities – The Compensation Committee is periodically apprised of regulatory developments and requirements in the principal jurisdictions in which we operate. In addition to approving compensation for Operating Committee members, the Compensation Committee approves the formula, pool calculation and performance goals for the shareholder approved Key Executive Performance Plan (KEPP) as required by Section 162(m)(1) of the Internal Revenue Code, reviews line of business total incentive accruals versus performance throughout the year, approves final aggregate incentive funding, and approves total equity grants under the Firm’s long-term incentive plan and the terms and conditions for each type of award. The Compensation Committee also reviews the compensation of a number of highly compensated individuals across the Firm globally and reviews the compensation of certain employees in the U.K. covered by regulations of the Financial Services Authority.

The Compensation Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so to the fullest extent possible and consistent with overall corporate goals. The Compensation Committee has delegated authority to the Director Human Resources to administer and amend the compensation and benefits programs.

Compensation review processes – Compensation of Operating Committee members depends not only on how they as individuals perform, but also on how the Firm as a whole performs. We assess their specific performance based on short-, medium- and longer-term objectives tailored to specific lines of business and functional areas.

Our disciplined compensation processes involve a series of reviews and assessments by successive levels of management within lines of business, the Operating Committee, the CEO, the Compensation Committee and the Board of Directors. The Compensation Committee determines appropriate compensation for the CEO and makes a recommendation to the Board for its ratification. Mr. Dimon discusses with the Compensation Committee his assessment of the performance of each member of the Operating Committee with respect to individual contributions, and business or function performance, as well as overall Firm performance. After the review and discussion, Mr. Dimon makes compensation recommendations to the Compensation Committee for their approval. No member of the Operating Committee other than the CEO has a role in making a recommendation to the Compensation Committee as to the compensation of any member of the Operating Committee.

Equity grant practices – Equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires. In each case, the grant price is not less than the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Grants made as part of the annual compensation process are generally awarded in January after earnings are released and generally in the form of RSUs. RSUs carry no voting rights; however, dividend equivalents are paid on the RSUs at the time actual dividends are paid on shares of JPMorgan Chase common stock. The Firm does not grant options with restoration rights and prohibits repricing of stock options and SARs.

• Pay is linked to performance but not overly rigid or formulaic • Encourage, foster and reward a shared success environment and teamwork

For senior level employees, a significant portion of compensation should be, and is, variable, and the Firm seeks real differentiation in compensation among our most senior employees based on their accomplishments.

As a general matter, in assessing performance, we consider:

•	Performance of the individual employee, the relevant line of business, and the Firm as a whole.

•	Performance that is based on measurable and sustained financial results through the business cycle.

•

Performance that is both relative and absolute, in that each year’s performance is compared not just to our own prior performance or achievement of current goals, but also to appropriately chosen comparison companies that compete in similar markets and provide similar financial products and services.

The performance criteria we consider include a robust set of quantitative and qualitative factors focused on financial performance, leadership skills, proper investing in the business, innovation and risk/control management. While specific factors will differ from business to business, function to function, and during different business cycles, among the most important factors that commonly apply are:

•	Financial performance – operating earnings; revenue growth; expense management; return on capital; capital and liquidity management; quality of earnings.

•

Leadership skills – contribution across business lines; establishing, refining and executing long-term strategic plans; focusing on doing what’s best for our clients and customers; attracting, developing and retaining highly effective and diverse leaders; executing acquisition integration tasks; building an inclusive culture; supporting the Firm’s values.

•

Investing in the business – investing for growth (business expansion and technology); executing other major projects; achieving and maintaining market leadership positions in key businesses; supporting and strengthening the communities we serve worldwide.

•	Innovation – improving client satisfaction; improving operational efficiency; thinking beyond your own business.

•	Risk and control management – credit and risk management; maintaining compliance and controls; protecting the Firm’s integrity and reputation.

We approach our incentive compensation arrangements through an integrated risk, compensation and financial management framework. JPMorgan Chase has in place a robust risk management discipline to capture, monitor, and control the risks created by its business activities. The goal is to not only manage the dynamic risks of the Firm, but also to create a culture of risk awareness and personal accountability. Any substantial introduction of emerging risks or increase in risks routinely taken would be either largely controlled by the risk limits in place or identified through the frequent risk reporting that occurs throughout the Firm. This risk discipline seeks to ensure that the potential for excessive risk taking by any individual, group, or business is controlled, regardless of the motivation.

Applying a disciplined financial management and measurement system is another important element that seeks to ensure that our financial performance results are risk-adjusted and can be measured objectively in light of performance targets, competitor performance, quality of earnings and the credit cycle. Our approach to financial measurement is based on two key principles:

•	Earnings recognition, where appropriate, reflects the inherent risks of positions taken to generate profits.

•

All LOBs are measured with “fully-loaded” earnings and balance sheets as though they were stand-alone companies. This approach is reflected in arms-length agreements and market-based pricing for revenue sharing among businesses, funds transfer pricing, expense allocations and capital allocations.

We believe that no one, single performance metric should determine the level of incentives awarded, particularly since there needs to be a balance of short-term and long-term metrics and a focus on sustained performance. Likewise, more balanced incentives should use multiple levels of performance measurement to discourage decisions that would only benefit one of several key stakeholders, i.e., individual executives, teams, the Firm or shareholders.

• A meaningful long-term ownership stake in the Firm to reinforce alignment with shareholders

We believe that an ownership stake in the Firm best aligns our employees’ interests with those of our shareholders. Our compensation programs are designed to annually deliver a meaningful portion of total compensation in equity to employees who can have the greatest impact on the bottom line and to increase for our most senior employees the equity portion of their compensation to strengthen the alignment with shareholder interests. JPMorgan Chase pays a significant portion of our executive compensation in equity-based long-term incentives. Approximately 30,000 employees receive a percentage of their compensation in deferred equity, subject to clawback provisions. That enhanced alignment to shareholder interests is deliberate and focuses executive activities and decisions on those areas that increase shareholder value. We further believe that competitive, annual equity awards subject to multi-year vesting and termination/forfeiture provisions effectively emphasize the long-term view of our business and bolster the retention of our top talent.

Our policies require share ownership for directors and executive officers and encourage continued ownership for others. Directors pledge to retain all shares of JPMorgan Chase while they serve as a director. Senior executives are expected to establish and maintain a significant level of direct ownership. For Mr. Dimon and other members of the Operating Committee, after-tax shares they receive from equity-based awards, including options, are subject to a 75% retention requirement during the first 10 years from grant of the award and 50% thereafter; members of the Executive Committee who are not members of the Operating Committee are required to retain at least 50% of such shares. Half of unvested RSUs (the approximate after tax-equivalent) are included as part of both the ownership and the retention calculation. The retention requirement does not apply to shares received as part of incentive compensation in excess of the percentage that would be received under the firmwide stock-cash table generally applicable to employees at such incentive compensation level. Executives are subject to these retention requirements during their service on the Operating Committee or the Executive Committee; any exceptions are subject to approval by the General Counsel. Beginning in 2011, the inclusion of half of RSUs in both the ownership and retention calculations and the reduction of the retention requirement from 75% to 50% for shares held more than 10 years from the original award date was approved by the Compensation Committee to strike a balance between the timing and amount of compensation awarded as equity and the long-term reward realization for the covered executives.

Hedging –

•

Operating Committee and Executive Committee members and Directors: No hedging of the economic risk of their ownership of our shares is permitted, even for shares owned outright. No short sales, no hedging of unvested RSUs or unexercised options or SARs, no hedging of deferred compensation.

•

Other employees: No short sales, no hedging of unvested RSUs or unexercised options or SARs, no hedging of deferred compensation. If they own shares outright and can sell them, they are permitted to hedge them, subject to compliance with window period policies that restrict transactions in JPMorgan Chase’s shares pending the release of earnings and applicable preclearance rules.

Shareholdings of directors and executive officers are shown in the table at page 11.

• Robust risk management and compensation recovery policies deter excessive risk-taking and improper risk management

JPMorgan Chase seeks effective controls for designing, implementing, and monitoring incentive compensation.

•	Incentive compensation is generally discretionary, based on individual, LOB and Firm performance.

•

Our approach to financial measurement, risk and compensation management enables us to align employees’ incentive compensation with their contributions to sustained, risk-adjusted financial performance.

•	Incentive accruals are determined in the context of the Firm’s capital and liquidity considerations.

•	Incentives are based on risk-adjusted P&L and are calibrated to the underlying risk of the business activity.

•

Beginning in 2008, the Compensation Committee reviewed with the Chief Risk Officer the risks that the Firm faces and elements of our organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking, and will continue to do so going forward. In 2009, this review included the self-assessment of all incentive arrangements for the Firm. Beginning in 2009, the Compensation Committee determined to meet at least annually with one or more members of the Risk Policy Committee.

•	There is appropriate separation between risk and control functions and the businesses they oversee, which is necessary to avoid potential conflicts of interest.

•

Internal Audit conducts regular, independent audits of the Firm’s compliance with its established policies and controls regarding incentive compensation management. Audit findings are reported to appropriate levels of management, and all adversely-rated audits are reported to the Audit Committee of the Board of Directors.

JPMorgan Chase believes its incentive compensation arrangements are fair and balanced.

•

The Compensation Committee exercises its business judgment in determining the compensation of members of the Operating Committee, and members of the Operating Committee and other senior managers similarly exercise business judgment in determining the compensation of employees who report to them.

•	Incentive compensation decisions are based on employees’ contributions to sustained financial performance, adjusted for risk-taking and capital usage where appropriate.

•

We do not rely on formulaic approaches tied to narrow measures. Performance evaluations consider multiple criteria – individual performance, business unit performance, Firm performance, controls, partnership and culture.

•	Performance measures included in incentive plans are assessed for the potential to encourage or discourage employees to take excessive risks and assist in mitigating those risks.

•	Incentive compensation decisions factor in the level and duration of risk taken.

•

We use mechanisms, such as risk-adjusted metrics, deferrals, clawbacks and three- and five-year vesting on long term incentives to seek to ensure that compensation considers the relationship of near-term rewards to longer-term risks.

-

The use of risk-adjusted financial results in compensation arrangements ensures that longer-term risks are first quantified and then applied in current-year incentives. Therefore, a person’s incentive compensation in the current year would be appropriately affected by a number of factors, such as capital charges, valuation adjustments, reserving, and other factors resulting from the consideration of long-term risks.

-

The majority of compensation plans at JPMorgan Chase address potential timing conflicts by including payment deferral features. Awards that are deferred into equity have multi-year vesting. By staggering the vesting of equity awards over time, the interests of employees to build long-term, sustainable performance (i.e., quality earnings) are better aligned with the long-term interests of both customers and shareholders.

-	Incentives are split between cash and deferred equity, with the percentage being deferred and awarded in equity increasing as an employee’s incentive compensation increases.

-	Clawback/recovery provisions are in place for incentive awards (cash and equity incentive compensation).

•	The Firm rarely offers guarantees or enters into employment contracts, and no Operating Committee member has a contract.

•	There are no golden parachutes for executives and we do not use supplemental executive retirement plans.

•	Compensation of risk and control professionals is not predominantly based on the performance of the business they oversee.

We strive for a long-term orientation both in the way we assess performance and in the way we structure compensation. The aim of our compensation programs and policies is to motivate all employees to attain strong and sustained performance, both on an absolute and relative basis. We achieve this through processes and tools that are clear, transparent and effective at driving behaviors that expand the depth and breadth of our positive impact on clients.

Certain features of our compensation programs are targeted to help us achieve individual objectives, and other elements help us achieve multiple objectives simultaneously. Our vesting periods for stock awards generally provide that one-half vests after two years and the balance vests after three years. As a result of these awards, employees share the same interest in the Firm’s long-term success as other shareholders, and we believe that such ownership is a positive factor in retaining key employees. We also use these features to focus executives across all lines of business on longer-term strategy and the overall results of the Firm, particularly at more senior levels where executives can have a greater role in our long-term success.

JPMorgan Chase has policies that would permit recovery of incentive compensation awards in appropriate circumstances.

•

Stock-based awards vest over multiple years, and such awards granted in 2010 and 2011 are subject to the Firm’s right to cancel an unvested or unexercised award, and to require repayment of the value of certain shares distributed under awards already vested if:

-	the employee is terminated for cause or the Firm determines after termination that the employee could have been terminated for cause,

-	the employee engages in conduct that causes material financial or reputational harm to the Firm or its business activities,

-	the Firm determines that the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy,

-	the award was based on a material misrepresentation by the employee,

-

and for members of the Operating Committee – the Firm’s 15 most senior executives – and certain other employees, there is a failure to properly identify, raise, or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

•

Under our recoupment policy adopted in 2006, the Firm may seek repayment of incentive compensation (cash and equity) in the event of a material restatement of the Firm’s financial results for the relevant period.

Additional conditions apply to RSUs and SARs granted to Operating Committee members.

•

For members of the Operating Committee, half of all equity awards granted in 2011 provide that, although it is intended and expected that the RSU and SAR awards would vest and/or become exercisable as scheduled, the terms and conditions of the awards allow for reduction (and therefore forfeiture) or deferral in scheduled vesting or exercisability in the event the CEO determines that the performance of such executive in relation to the priorities for such executive’s position, or the Firm’s performance in relation to the priorities for which the executive shares responsibility as a member of the Operating Committee, have been unsatisfactory for a sustained period of time. Among the factors the CEO may consider in assessing the Firm’s financial performance are net income, total net revenue, return on equity, earnings per share and capital ratios, both on an absolute basis and, as appropriate, relative to peer firms. Such determination is subject to ratification by the Compensation Committee. In the case of an award to the CEO, such determination would be made by the Compensation Committee.

•	RSU grants vest 50% after two years and 50% after three years and SARs become exercisable 20% per year over five years, and the above condition applies throughout the vesting period of the grants.

• Attracting, retaining and developing talent is critical to sustaining success

Our compensation programs are intended to attract and retain employees with the skills and talent we need to create sustained value for the Firm and its shareholders. We believe our approach is simple, consistent, effective and understandable. As such, we rely on commonly recognized elements of compensation and we use various design mechanisms to seek to ensure our incentive compensation arrangements are sensitive to risk-taking. In determining our compensation elements and their design, we also review the competitive landscape.

Structure and design – The major elements we use in the core structure and design of our programs are summarized in Appendix F. Our salary programs, compensation levels, cash/stock mix, deferral rates, terms and conditions for equity awards, and the design of business-specific incentives are among the elements we frequently review.

Talent management, development and succession planning – As part of our resolve to focus on long-term sustained value, we look to ensure that we are developing leaders for the future. We have introduced a disciplined process of talent reviews focused on thorough assessments, enhanced executive development programs and rotations of top executives to prepare them for greater responsibility. We are committed to having a strong pipeline to deal with succession for our Operating Committee, including the CEO position.

At least annually the independent directors make an evaluation of the Chairman and Chief Executive Officer, normally in connection with a review of executive officer annual compensation. Succession planning is also considered at least annually by the independent directors with the Chief Executive Officer. The Compensation Committee regularly discusses management development and provides updates to the full Board.

Relevant market place – We use comparison groups, or benchmarking, to understand market practices and trends, to evaluate the competitiveness of our programs and to assess the efficiency of these programs. Each of our lines of business operates under our overall compensation framework, but uses compensation programs appropriate to its competitive environment. Given the diversity of our businesses, our global operations and the complexity of the products and services we provide, our comparison group is also diverse, global and complex.

As a result, the Compensation Committee reviews actual compensation levels, typically from public data, for companies that either directly compete with us for business and/or talent or are global organizations with similar scope, size or other characteristics to JPMorgan Chase. Because we view our executive officers as highly talented executives capable of rotating among the leadership positions of our businesses and key functions, we also place importance on the internal pay relationships among members of our Operating Committee.

Below the level of our most senior officers, our businesses generally benchmark against direct business competitors, while functional areas benchmark against a blend of financial services and large, globally integrated businesses. We view benchmarking as important for an understanding of the market, to stay competitive and to use market factors to inform, not override, our focus on pay for performance and internal equity. American Express, Bank of America, Citigroup, Goldman Sachs, Morgan Stanley and Wells Fargo are the companies JPMorgan Chase views to be the competitors while considering compensation for the CEO, CFO and other functional heads. JPMorgan Chase also considers other general industry peers like GE, IBM, HP, and Walt Disney for these roles. Due to the diverse business model and operations of our various lines of businesses other peer firms considered are Barclays, BNY Mellon, Credit Suisse, Deutsche Bank, Discover Financial Services, Fidelity, HSBC, T. Rowe Price and Vanguard.

The Compensation Committee and Board of Directors did not engage the services of a compensation consultant in 2010. The Firm provides the Compensation Committee with both internal and external compensation data.

• Strict limits or prohibition on executive perquisites and special benefits

There are no golden parachutes or special severance plans.

•	No golden parachutes for any executives.

•	No employment contracts other than occasional exceptions upon hire. No change in control agreements.

•	No special severance programs for Operating Committee or Executive Committee members; the Firm’s policy limits severance to a maximum of 52 weeks salary based on years of service.

•

Equity award terms provide that awards continue to vest on the original schedule, without acceleration and subject to additional restrictions, for employees who have resigned and meet the Firm’s full career eligibility requirements.

There are no special executive benefits.

•	No pension credits for incentives.

•	No 401(k) Savings Plan matching contributions for any senior executive.

•	No special medical, dental, insurance or disability benefits for executives. The higher an executive’s compensation, the higher the premiums they pay.

•	No private club dues, car allowances, financial planning, tax gross-ups for benefits.

•	Voluntary deferred compensation program is limited to a maximum contribution of $1 million annually, $10 million lifetime cap for cash deferrals made after 2005.

Compensation & Management Development Committee report

The Compensation & Management Development Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.

Based on such review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ending December 31, 2010. This report is provided as of March 15, 2011, by the following independent directors, who comprise the Compensation & Management Development Committee:

Lee R. Raymond (Chairman)

Stephen B. Burke

David C. Novak

William C. Weldon

The above section was intended to describe our 2010 performance, the compensation decisions for our Named Executive
Officers and the Firm’s philosophy and approach to compensation. The following tables at pages 24-30 present additional information required in accordance with SEC rules, including the Summary compensation table.

Executive compensation tables

The following tables and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. The below table does not reflect equity awards made in 2011 for 2010 performance. The table of Salary and incentive compensation at page 16 shows how the Compensation Committee viewed compensation actions. In June 2010, Mr. Braunstein was appointed Chief Financial Officer and Mr. Cavanagh, who previously had been Chief Financial Officer, was appointed CEO of Treasury & Securities Services.

I. Summary compensation table (SCT)

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Option awards ($) (2)		Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other compensation ($)		Total ($)
James Dimon	2010	$1,000,000	$5,000,000	$7,952,400	$6,244,300		$39,965	$579,624	(5)	$20,816,289
Chairman and CEO	2009	1,000,000	0	0	0		56,386	265,708		1,322,094
	2008	1,000,000	0	14,500,000	19,868,000	(4)	48,456	348,101		35,764,557
Douglas L. Braunstein (7)	2010	383,333	3,840,000	10,080,000	934,100		1,431,272	0		16,668,705
Chief Financial Officer
Steven D. Black	2010	500,000	3,800,000	11,759,200	0		16,833	0		16,076,033
Former Vice Chairman	2009	500,000	2,000,000	0	5,436,200		25,635	0		7,961,835
	2008	491,667	0	14,700,000	3,973,600		23,723	0		19,188,990
Michael J. Cavanagh	2010	500,000	3,400,000	3,274,500	1,836,600		34,660	0		9,045,760
CEO Treasury & Securities	2009	500,000	2,032,000	2,000,000	1,553,200		42,280	0		6,127,480
Services (Former CFO)	2008	500,000	2,000,000	3,750,000	3,432,600	(6)	22,204	0		9,704,804
Ina R. Drew (7)	2010	500,000	5,000,000	8,937,000	1,108,000		398,231	0		15,943,231
Chief Investment Officer
Charles W. Scharf	2010	500,000	3,800,000	4,677,900	2,203,900		35,975	0		11,217,775
CEO Retail Financial Services	2009	500,000	2,043,000	2,000,000	2,329,800		44,335	0		6,917,135
	2008	500,000	2,000,000	5,750,000	7,264,800		23,128	0		15,537,928
James E. Staley	2010	500,000	5,400,000	5,174,100	2,216,000		328,914	0		13,619,014
CEO Investment Bank	2009	500,000	2,000,000	2,250,000	3,883,000		327,492	0		8,960,492
	2008	491,667	2,250,000	8,800,000	3,973,600		197,489	0		15,712,756

[1]	Includes amounts awarded, whether paid or deferred. Amounts were awarded in the year following the year shown.

[2]

Includes amounts awarded during the year shown. Amounts are the fair value on the grant date (or, if no grant date was established, on the award date). The Firm’s accounting for employee stock-based incentives (including assumptions used to value employee stock options and SARs) granted during the years ended December 2010, 2009 and 2008, is described in Note 10 to the Firm’s Consolidated Financial Statements in the 2010 Annual Report at pages 210-212.

[3]

Amounts are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) for the respective years shown. Amounts shown also include earnings during 2010, 2009 and 2008 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Braunstein, $1,296,173 and Ms. Drew, $65,057 in 2010.

[4]

In January 2008, the Firm awarded Mr. Dimon up to two million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants periodically awarded by the Firm. The SARs, which have a ten-year term, will become exercisable no earlier than January 22, 2013, and have an exercise price of $39.83, the price of JPMorgan Chase common stock on the date of the award. The number of SARs that will become exercisable (ranging from none to the full two million) and their exercise date or dates may be determined by the Board of Directors based on an assessment of the performance of both the CEO and JPMorgan Chase. That assessment will be made by the Board in the year prior to the fifth anniversary of the date of the award, relying on such factors that in its sole discretion the Board deems appropriate. Due to the substantial uncertainty surrounding the number of SARs that will ultimately become exercisable and their exercise dates, a grant date has not been established for accounting purposes. However, since the service inception date precedes the grant date, the Firm recognizes expenses associated with this award ratably over an assumed five-year service period, subject to a requirement to recognize changes in the fair value of the award through the grant date. The amount represents the award date fair value assuming the award vested ratably over five years. The Firm recognized $3.5 million, $9.4 million and $1.4 million in compensation expense in 2010, 2009 and 2008 respectively, for this award.

[5]	The following table describes each component of the All other compensation column for Mr. Dimon:

All other compensation

Name	Personal use of aircraft	Personal use of cars	Moving Expenses	Other	Total
James Dimon	$95,293	$45,730	$421,458	$17,143	$579,624

Incremental costs are determined as follows:

– Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance labor and parts; engine restoration costs; and a maintenance service plan.

– Cars: annual lease valuation of the assigned car; annual insurance premiums; fuel expense; estimated annual maintenance; and annual driver compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

– In connection with the merger with Bank One Corporation, Mr. Dimon relocated from Chicago to New York. The Dimon family kept Chicago as their home while their children completed high school, moving to New York in 2007. Their Chicago house was on the market for sale since that time and was sold in 2010. The amounts listed as moving expenses relate to this sale and include the real estate agency’s commission and fees ($306,000); attorneys’ fees; costs of inspection, appraisal and title search; document preparation and other closing costs; and other related costs and expenses. The payment of these expenses is in accordance with the Firm’s general policy on relocation expenses, applicable to all eligible employees who relocate at the request of the Firm. It is not the Firm’s policy to reimburse employees for losses incurred on the sale of a home in connection with a relocation, and no such reimbursement is included in the amounts listed as moving expenses.

– Other includes $91 for the cost of life insurance premiums paid by the Firm (for basic life insurance coverage equal to one times salary up to a maximum of $100,000, which program covers all benefit-eligible employees) and $17,052 for the cost of residential security paid by the Firm.

[6]

Includes $452,398 recognized for restorative options issued under options originally granted under Bank One programs in 2002 and earlier. The issuance of such options did not require Board approval and was not discretionary. The Firm no longer grants options with a restorative feature.

[7]	Mr. Braunstein was not an Executive Officer in 2009 or 2008; Ms. Drew was not a Named Executive Officer in 2009 or 2008.

II. 2010 Grants of plan-based awards (1)

The following table shows grants of plan-based awards made in 2010 for 2009 performance year.

Name	Grant date	Approval date	Stock awards	Option awards		Grant date fair value ($)
			Number of shares of stock or units (#) (2)	Number of securities underlying options (#) (3)	Exercise price ($/Sh) (4)
James Dimon	2/3/2010	2/3/2010	195,704	—	—	$7,952,400
	2/3/2010	2/3/2010	—	563,562	$43.20	6,244,300
Douglas L. Braunstein	1/20/2010	1/19/2010	233,361	—	—	10,080,000
	1/20/2010	1/19/2010	—	75,000	43.20	934,100
Steven D. Black	2/3/2010	2/3/2010	289,386	—	—	11,759,200
Michael J. Cavanagh	2/3/2010	2/3/2010	80,584	—	—	3,274,500
	2/3/2010	2/3/2010	—	165,754	43.20	1,836,600
Ina R. Drew	2/3/2010	2/3/2010	219,933	—	—	8,937,000
	2/3/2010	2/3/2010	—	100,000	43.20	1,108,000
Charles W. Scharf	2/3/2010	2/3/2010	115,120	—	—	4,677,900
	2/3/2010	2/3/2010	—	198,905	43.20	2,203,900
James E. Staley	2/3/2010	2/3/2010	127,330	—	—	5,174,100
	2/3/2010	2/3/2010	—	200,000	43.20	2,216,000

[1]

Effective January 19, 2011, the Firm awarded RSU awards and stock-settled SARs as part of the 2010 annual incentive compensation. Because these awards were granted in 2011, they do not appear in this table, which is required to include only awards actually granted during 2010. These awards are reflected in the “Salary and incentive compensation” table at page 16.

[2]

The RSUs vest in two equal installments on January 13, 2012 and 2013. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights.

[3]	These SARs will become exercisable 20% per year over the five-year period from the date of grant. Shares resulting from exercise must be held at least five years from the grant date.

[4]

The Firm awarded SARS to the Named Executive Officers other than Mr. Braunstein effective February 3, 2010, and to Mr. Braunstein effective January 20, 2010, with an exercise price of $43.20. The fair market value on February 3, 2010, was $40.635 per share.

III. Outstanding equity awards at fiscal year-end 2010

The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that had not yet vested held by the Firm’s Named Executive Officers on December 31, 2010.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
James Dimon	462,000	—	$31.2197	4/16/2012	4/16/2002	(c)	—
	600,481	—	37.4700	1/20/2015	1/20/2005	(d)	—
	231,725	—	42.6200	2/9/2011	4/20/2006	(b)	—
	—	2,000,000	39.8300	1/22/2018	1/22/2008	(j)	182,024		1/22/2008	(d)
	—	563,562	43.2000	1/20/2020	2/3/2010	(c)	195,704		2/3/2010	(d)

Total awards (#)	1,294,206	2,563,562					377,728	$16,023,222

Market value of in-the-money options ($)	$8,146,920	$5,180,000

Douglas L. Braunstein	39,829	—	$51.2200	1/18/2011	1/18/2001	(f)	—
	292,855	—	51.2200	1/18/2011	1/18/2001	(i)	—
	162,416	—	36.8500	1/17/2012	1/17/2002	(h)	—
	100,000	—	34.7800	10/20/2015	10/20/2005	(e)	69,295		1/22/2008	(d)
	120,000	80,000	45.7900	10/18/2017	10/18/2007	(c)	164,229		1/20/2009	(k)
	—	240,000	19.4900	1/20/2019	1/20/2009	(c)	143,701		1/20/2009	(d)
	—	75,000	43.2000	1/20/2020	1/20/2010	(c)	233,361		1/20/2010	(d)

Total awards (#)	715,100	395,000					610,586	$25,901,058

Market value of in-the-money options ($)	$1,668,657	$5,503,200

Steven D. Black	29,286	—	$51.2200	1/18/2011	1/18/2001	(f)	—
	292,855	—	51.2200	1/18/2011	1/18/2001	(i)	—
	142,877	—	36.8500	1/17/2012	1/17/2002	(h)	—
	162,823	—	36.8500	1/17/2012	1/17/2002	(f)	—
	304,527	—	21.8700	2/12/2013	2/12/2003	(d)	—
	228,979	—	39.9600	2/11/2014	2/11/2004	(d)	—
	350,000	—	34.7800	10/20/2015	10/20/2005	(e)	—
	160,000	240,000	39.8300	1/22/2018	1/22/2008	(c)	184,535		1/22/2008	(d)
	140,000	560,000	19.4900	1/20/2019	1/20/2009	(c)	289,386		2/3/2010	(d)

Total awards (#)	1,811,347	800,000					473,921	$20,103,729

Market value of in-the-money options ($)	$14,822,667	$13,462,400

Michael J. Cavanagh	200,000	—	$37.4700	1/20/2015	1/20/2005	(e)	—
	250,000	—	34.7800	10/20/2015	10/20/2005	(e)	—
	43,542	—	45.3800	4/16/2012	5/1/2006	(b)	—
	133,333	66,667	46.7900	10/19/2016	10/19/2006	(e)	—
	120,000	180,000	39.8300	1/22/2018	1/22/2008	(c)	—
	10,625	—	47.8350	4/16/2012	1/30/2008	(b)	47,076		1/22/2008	(d)
	40,000	160,000	19.4900	1/20/2019	1/20/2009	(c)	102,644		1/20/2009	(d)
	—	165,754	43.2000	1/20/2020	2/3/2010	(c)	80,584		2/3/2010	(d)

Total awards (#)	797,500	572,421					230,304	$9,769,496

Market value of in-the-money options ($)	$4,128,000	$4,135,000

Ina R. Drew	71,691	—	$51.2200	1/18/2011	1/18/2001	(f)	—
	175,713	—	51.2200	1/18/2011	1/18/2001	(g)	—
	250,000	—	34.7800	10/20/2015	10/20/2005	(e)	—
	120,000	180,000	39.8300	1/22/2018	1/22/2008	(c)	60,257		1/22/2008	(d)
	50,000	200,000	19.4900	1/20/2019	1/20/2009	(c)	102,644		1/20/2009	(d)
	—	100,000	43.2000	1/20/2020	2/3/2010	(c)	219,933		2/3/2010	(d)

Total awards (#)	667,404	480,000					382,834	$16,239,818

Market value of in-the-money options ($)	$3,367,300	$5,052,200

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
Charles W. Scharf	51,000	—	$31.2197	4/16/2012	4/16/2002	(c)	—
	350,000	—	34.7800	10/20/2015	10/20/2005	(e)	—
	46,549	—	42.2200	2/9/2011	4/26/2006	(b)	—
	94,181	—	42.2200	2/9/2011	4/26/2006	(b)	—
	125,476	—	42.2200	4/16/2012	4/26/2006	(b)	—
	160,000	240,000	39.8300	1/22/2018	1/22/2008	(c)	72,182		1/22/2008	(d)
	60,000	240,000	19.4900	1/20/2019	1/20/2009	(c)	102,644		1/20/2009	(d)
	—	198,905	43.2000	1/20/2020	2/3/2010	(c)	115,120		2/3/2010	(d)

Total awards (#)	887,206	678,905					289,946	$12,299,509

Market value of in-the-money options ($)	$5,088,657	$6,124,800

James E. Staley	106,743	—	$51.2200	1/18/2011	1/18/2001	(a)	—
	175,713	—	51.2200	1/18/2011	1/18/2001	(i)	—
	76,324	—	36.8500	1/17/2012	1/17/2002	(h)	—
	152,264	—	21.8700	2/12/2013	2/12/2003	(d)	—
	131,382	—	39.9600	2/11/2014	2/11/2004	(d)	—
	250,000	—	34.7800	10/20/2015	10/20/2005	(e)	—
	160,000	240,000	39.8300	1/22/2018	1/22/2008	(c)	110,470		1/22/2008	(d)
	100,000	400,000	19.4900	1/20/2019	1/20/2009	(c)	115,474		1/20/2009	(d)
	—	200,000	43.2000	1/20/2020	2/3/2010	(c)	127,330		2/3/2010	(d)

Total awards (#)	1,152,426	840,000					353,274	$14,985,883

Market value of in-the-money options ($)	$8,494,750	$9,793,600

[1]	Value based on $42.42, the closing price per share of our common stock on December 31, 2010.

[2]	The awards set forth in the table have the following vesting schedule:
(a)	3 equal installments in years 1, 2 and 3
(b)	Restorative options (but not the original grant to which they relate) vest 100% after six months
(c)	5 equal installments in years 1, 2, 3, 4 and 5
(d)	2 equal installments in years 2 and 3
(e)	3 equal installments in years 3, 4 and 5
(f)	4 equal installments in years 1, 2, 3 and 4
(g)	100% after 5 years
(h)	100% after 1 year
(i)	100% after 6 years; were subject to accelerated vesting based on performance criteria
(j)	See note 4 to Summary compensation table at page 24
(k)	100% after 2 years

IV. 2010 Option exercises and stock vested table

The following table shows the number of shares acquired and the value realized during 2010 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers. The option exercises for each of the Named Executive Officers, except for Mr. Braunstein, were of options scheduled to expire in 2010.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
James Dimon	2,727,321	$22,942,364	316,740	$12,468,533
Douglas L. Braunstein	60,000	1,422,300	133,855	5,269,229
Steven D. Black	—	—	291,270	11,465,902
Michael J. Cavanagh	10,006	24,665	78,164	3,076,941
Ina R. Drew	—	—	102,225	4,024,108
Charles W. Scharf	100,000	2,074,050	113,633	4,473,186
James E. Staley	—	—	165,392	6,510,689

[1]

Values were determined by multiplying the number of shares of our common stock to which the exercise of the options related by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

[2]	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

V. 2010 Pension benefits

The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2010.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	10	$89,088
	Excess Retirement Plan	10	285,444
Douglas L. Braunstein	Retirement Plan	13	146,190
	Excess Retirement Plan	13	9,778
	Executive Retirement Plan	8	451,831
Steven D. Black	Retirement Plan	10	97,497
	Excess Retirement Plan	10	63,008
Michael J. Cavanagh	Retirement Plan	10	85,338
	Excess Retirement Plan	10	141,112
Ina R. Drew	Retirement Plan	28	723,165
	Excess Retirement Plan	28	267,325
	Executive Retirement Plan	14	938,624
	Benefit Equalization Plan	24	211,646
Charles W. Scharf	Retirement Plan	10	85,810
	Excess Retirement Plan	10	158,096
James E. Staley	Retirement Plan	31	467,518
	Excess Retirement Plan	31	122,689
	Executive Retirement Plan	8	1,124,465

Retirement Plan – This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 9 to the Firm’s Consolidated Financial Statements in the 2010 Annual Report. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Pay credits are equal to a percentage (ranging from 3% to 5%) of base salary up to $100,000, based on years of service. Interest credits generally equal the yield on one-year U.S. Treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2010, the Named Executive Officers were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Braunstein, 4%; Mr. Black, 4%; Mr. Cavanagh, 4%; Ms. Drew, 5%; Mr. Scharf, 4%; and Mr. Staley, 5%.

Legacy Plans – The following plans are closed to new participants:

Excess Retirement Plan – The purpose of this non-qualified plan was to offer benefits to participants in the Retirement Plan. Benefits were determined under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable in a lump sum in the year following termination. Pay credits under this plan were discontinued as of May 1, 2009.

Executive Retirement Plan – Benefits were equal to a fixed dollar amount credited for each year of participation based on salary grade. Benefits are payable as a lifetime annuity with survivorship rights (if married). Participation was contingent upon the employee entering into an agreement to obtain life insurance, with the Firm as beneficiary following retirement. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least five years of service or on or after age 50 with at least 20 years of service.

Benefit Equalization Plan – This plan covered a select group of management designated in 1995. Benefits are payable as a lifetime annuity with survivorship rights and are equal to 2% of the final five-year average salary multiplied by years of service not greater than 30 years; this product is offset by the life annuity equivalent of the benefits under the Retirement Plan and the Excess Retirement and the life annuity payable under the Executive Retirement Plan. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least 10 years of service. Accruals under the plan were discontinued as of December 31, 2006. For purposes of determining the benefit under this plan, the benefits under the offset plans are also considered frozen as of December 31, 2006.

Present value of accumulated benefits – Present values in the 2010 Pension benefits table are based on certain assumptions, some of which are disclosed in Note 9 to the Firm’s Consolidated Financial Statements in the 2010 Annual Report. Key assumptions include a 5.50% discount rate, RP 2000 combined white-collar mortality projected to 2018, 5.25% cash balance interest crediting rate, and lump sums calculated using a 4.80% interest rate and UP94 mortality projected to 2002, with 50%/50% male/female weighting. We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 66.7%) or life annuities (with probability of 33.3%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. Benefits from the Executive Retirement Plan and Benefit Equalization Plan were assumed to be paid as life annuities. No death or other separation from service was assumed prior to retirement date.

VI. 2010 Non-qualified deferred compensation

The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after December 31, 2005. No deferral elections have been permitted relative to equity awards since March 15, 2006; elections prior to that date continued through 2009. During 2010, there were no contributions made by the Firm nor contributions made or withdrawals or distributions received by the Named Executive Officers.

Name	Aggregate earnings (loss) in last fiscal year ($) (1)		Aggregate balance at last fiscal year end ($)
James Dimon	$667		$138,091
Douglas L. Braunstein	1,753,487	(2)	21,757,078
Steven D. Black	185,634		8,272,986
Michael J. Cavanagh	10,900		54,161
Ina R. Drew	621,790	(3)	10,788,255
Charles W. Scharf	437		90,527
James E. Staley	5,827		391,636

[1]

The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; an interest income fund and the JPMorgan Chase general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including: Deferred Supplemental Income Benefit (DSIB) and a private equity alternative.

Investment returns in 2010 for the following investment choices were: Short-Term Fixed Income, 0.39%; Interest Income, 3.88%; Barclays Aggregate Bond Index, 6.43%; Balanced Portfolio, 11.23%; S&P 500 Index, 15.04%; Russell 2000 Index, 26.73%; International, 15.79%; and JPMorgan Chase common stock, including dividend equivalents, 2.30%.

Investment returns for the following investment choices, which are closed to new participants and do not permit new deferrals, are dependent upon the years in which a participant directed deferrals into such investment choices. Of the Named Executive Officers only Mr. Braunstein and Ms. Drew had balances in these investment choices and rates of return were: Mr. Braunstein DSIB, 8.77%; Ms. Drew DSIB, 9.41%; and Ms. Drew Private Equity, -27.75%.

The Supplemental Savings and Investment Plan (SSIP) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. Investment returns in 2010 for SSIP investment choices were: Short-Term Fixed Income, 0.48%; Mid Cap Growth, 25.49%; Small Cap Blend, 29.8%; and International Small Cap, 21.21%.

Beginning with deferrals credited January 2005, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installments for a maximum of 15 years. With respect to deferrals made after December 31, 2005, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 15 years of service.

[2]	Includes Mr. Braunstein’s interest in DSIB. Had Mr. Braunstein commenced payment of his DSIB benefit at year end 2010, he would have been entitled to an annual annuity of $3,411,357 for fifteen years.

[3]	Includes Ms. Drew’s interest in DSIB. Had Ms. Drew commenced payment of her DSIB benefit at year end 2010, she would have been entitled to an annual annuity of $250,603 for fifteen years.

VII. 2010 Potential payments upon termination or change in control

All of the Named Executive Officers are “at will” employees of the Firm. They do not have employment agreements or change in control agreements and do not have benefits or equity awards that are triggered or accelerated upon a change in control.

All of the Named Executive Officers are covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and service on termination of employment, and the plan provides for continued eligibility under certain of the Firm’s employee welfare plans (such as medical, dental and life insurance) at employee rates during the severance pay period. In addition, in the event of termination by the Firm for reasons other than cause, executives may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the executive’s leaving and the executive’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination.

The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2010, based on their compensation and service on that date. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2010 Pension benefits and Table VI, 2010 Non-qualified deferred compensation. Such tables also do not show the value of vested stock options and SARs which are listed on Table III, Outstanding equity awards at fiscal year-end 2010.

The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 31, 2010. (On a per share basis, for RSUs this is the fair market value of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the fair market value of our common stock price on the date of exercise minus the exercise price of the options and SARs.)

Name	Termination reason	Severance and other ($) (1)	Acceleration/Continuation of equity awards (2)
			Option awards ($)	Stock awards ($) (3)
James Dimon	Involuntary without cause	$634,615	$—	$16,023,222
	Disability/Death/Resignation	—	—	16,023,222
Douglas L. Braunstein	Involuntary without cause	323,077	—	25,901,058
	Disability/Death	—	—	25,901,058
	Resignation	—	—	18,934,464
Steven D. Black	Resignation	—	6,834,800	20,103,729
Michael J. Cavanagh	Involuntary without cause	317,308	—	9,769,496
	Disability/Death	—	—	9,769,496
	Resignation	—	—	0
Ina R. Drew	Involuntary without cause	500,000	—	16,239,818
	Disability/Death/Resignation	—	—	16,239,818
Charles W. Scharf	Involuntary without cause	317,308	—	12,299,509
	Disability/Death	—	—	12,299,509
	Resignation	—	—	0
James E. Staley	Involuntary without cause	500,000	—	14,985,883
	Disability/Death/Resignation	—	—	14,985,883

[1]	Amounts shown represent severance under the Firm's broad-based U.S. Severance Pay Plan.

[2]

Awards shown continue to vest following termination. For Mr. Black the unexercised options listed in Table III, Outstanding equity awards at fiscal year-end 2010, will continue to vest in accordance with their terms, a portion of the value of which is listed above.

[3]

The awards shown as continuing to vest upon resignation represent RSUs that would continue to vest because Messrs. Dimon, Braunstein, Black, Staley and Ms. Drew are full-career eligible. Messrs. Cavanagh and Scharf are not full-career eligible.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2010 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities, except for late filings due to administrative errors to report the following: adjustment of 2005 initial ownership and purchase of stock by Mr. Frank J. Bisignano in 2006; gift of shares by Mr. Cavanagh in 2009, gift of shares by Ms. Drew in 2008, and gifts of shares by Ms. Heidi G. Miller in 2005 and 2008.

Policies and procedures for approval of related persons transactions

The Firm has adopted a written Transactions with Related Persons Policy (Policy) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.

The transaction is then reviewed by the disinterested members of the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.

Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act, Federal Reserve Board Regulation O and other applicable laws and regulations.

Transactions with directors and executive officers and 5% shareholders

Our directors and executive officers, and some of their immediate family members and affiliated entities, and BlackRock, beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2010. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers, and their immediate family members and affiliated entities, and to BlackRock, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment, investment banking, and financial advisory products and services to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than normal risk of collectability or present other unfavorable features.

The fiduciary committees for the JPMorgan Chase Retirement Plan and the JPMorgan Chase 401(k) Savings Plan have entered into an Investment Management and Custody Agreement with BlackRock giving them discretionary authority to manage certain assets on behalf of each Plan. Pursuant to these agreements, fees of $3.8 million were paid to BlackRock for 2010.

In 2002, certain senior executives of Bank One Corporation were given an opportunity to invest on an unleveraged, after-tax basis in a limited liability company that invested in the private equity investments made by One Equity Partners (OEP), then a subsidiary of Bank One and now a subsidiary of the Firm. Similarly, in December 2005 and in November 2007, approximately 3,000 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in limited partnerships that invest in the private equity investments made by OEP.

All investments made by such partnerships are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such partnerships exercise no discretion over whether or not to participate in or dispose of any particular investment. With respect to the 2007 offering, in February 2009, OEP granted all co-investors a one-time opportunity to reduce their unfunded commitment to the partnership. Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers who invested in such partnerships that exceeded $120,000 in 2010 were: Steven D. Black: $1,337,449; Ina R. Drew: $205,660; Charles W. Scharf: $1,004,535; Frank J. Bisignano: $791,121; William M. Daley: $167,179; Jay P. Mandelbaum: $671,536; and Heidi G. Miller: $668,729. Included in such amounts were distributions related to the transfer of an OEP portfolio company to Card Services as discussed below; such transfer was reviewed and approved by the Audit Committee of the Board pursuant to the Firm’s Transactions with Related Persons Policy, as described above.

As previously disclosed, in September 2010, the Audit Committee approved the transfer of an OEP portfolio company, Carlson Wagonlit B.V., to Card Services. Carlson Wagonlit is one of the world’s leading business travel management companies, and its services are being integrated with those provided by Card Services to its clients and customers. Details of the terms and conditions relating to the transfer from OEP to Card Services, including the interests of the Firm’s executive officers who would receive a distribution in respect of such transfer by reason of their participation in the OEP 2005 co-investment partnership, were reviewed and approved by the Audit Committee prior to such transfer, in accordance with the Transactions with Related Persons Policy. The Firm’s CEO, CFO, General Counsel and CEO of Card Services, none of whom participate in any of the OEP partnerships, had reviewed such transaction and recommended approval by the Audit Committee. Card Services paid an aggregate amount of $24.2 million to the OEP 2005 co-investment partnership in connection with this transaction. For further information, please see our Form 10-Q for the period ended September 30, 2010.

Until 2005, the Firm offered eligible employees the opportunity to co-invest in investments made by JPMorgan Partners. Executive officers were eligible to participate in such investments until 2002. Employee-investors purchased common equity interests on an after-tax basis in annually-formed limited partnerships (JPMP Partnerships), each of which invested in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership was formed. Each year the Firm made a preferred capital contribution alongside the employee-investors equal to three times the amount of capital invested in the JPMP Partnerships by the employee-investors, in consideration for which the Firm received a specified fixed rate of return. Executive officers of the Firm for which the sum of the following factors exceeded $120,000: (i) the outstanding balances as of December 31, 2010, of the aggregate preferred equity contributions made by the Firm in JPMP Partnerships and (ii) distributions, consisting of return of capital and realized gain, made in 2010 by JPMP Partnerships were: Douglas L. Braunstein, distributions of $122,791.

Certain directors and executive officers have family members who are employed by the Firm, and the family members are provided compensation and benefits in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions. These family members do not share a household with the related director or executive officer and are not executive officers of the Firm. An adult son of Mr. Cote has been employed by the Firm since 2009, currently as a project manager, and for 2010 received compensation of $160,000, including annual salary and incentive awards, part of which was received in the form of equity. The father of Mr. Dimon has been employed by the Firm as a broker since 2009 and for 2010 received compensation of $425,000, including annual salary and commissions based on production revenue. A sibling of Mr. Braunstein has been employed by the Firm since 2002, currently as an equity research analyst, and for 2010 received compensation of $1,500,000, including annual salary and incentive awards, part of which was received in the form of equity.

Mr. Scharf served on the board of VISA Inc. until January 2011. For his service as a director, Mr. Scharf received an annual grant of VISA common stock with a grant date value of $162,000; his annual retainer and committee fees paid in cash were remitted to JPMorgan Chase.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation Committee are listed at page 7. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2010, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2010, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Compensation Committee, and some of their immediate family members and affiliated entities, were customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2010. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members and affiliated entities, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment, investment banking and financial advisory products and services to such persons and entities were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and did not involve more than the normal risk of collectability or present other unfavorable features.

Audit Committee report

Three non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the U.S. Securities and Exchange Commission’s (SEC) standards relating to the independence of audit committees.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s Consolidated Financial Statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (PCAOB). The Firm’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, we met and held discussions with the Firm’s management and internal auditors and with PwC. Management represented to us that JPMorgan Chase’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed the Firm’s Consolidated Financial Statements with management and PwC. We also discussed with PwC the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees).

PwC provided us the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed with PwC their independence. We have determined that PwC’s provision of non-audit services is compatible with their independence.

Based on our discussions with the Firm’s management, internal auditors and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited Consolidated Financial Statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2011.

We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of March 14, 2011

Audit Committee

Laban P. Jackson, Jr. (Chairman)

Crandall C. Bowles

William H. Gray, III

Proposal 2 – Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2011. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PwC as the Firm’s independent registered public accounting firm.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2010 and 2009, were:

($ in millions)	2010	2009
Audit	$50.4	$46.6
Audit-related	23.4	18.0
Tax	5.7	5.5
All other	2.7	2.3

Total	$82.2	$72.4

Excluded from 2010 and 2009 amounts are Audit, Audit-related, and Tax fees aggregating $23.8 million and $23.4 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.

Audit fees – Audit fees for the years ended December 31, 2010 and 2009, were $35.7 million and $33.7 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $14.7 million and $12.9 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents in respect of SEC filings.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures, not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2010 and 2009 were $2.7 million and $3.8 million, respectively, for tax compliance and tax return preparation services, and $3.0 million and $1.7 million, respectively, for other tax services. Such tax return compliance services include Bear Stearns expatriate employee tax compliance and tax return preparation, which had been specifically approved by JPMorgan Chase’s Audit Committee in March 2008, following the merger with The Bear Stearns Companies Inc. (Bear Stearns). Other tax services include tax advice regarding routine business transactions primarily related to private equity activities.

All other fees – All other fees for 2010 and 2009 were $2.7 million and $2.3 million, respectively. JPMorgan Chase’s policy restricts the use of PwC to performing Audit, Audit-related and Tax services only; however, as a result of the Bear Stearns merger, the JPMorgan Chase Audit Committee approved an exception in March of 2008, limited to specified pre-existing advisory services related to an acquisition executed by Bear Stearns in 2008, prior to its merger with JPMorgan Chase. These pre-existing advisory services are expected to be completed during 2011.

Audit Committee pre-approval policies and procedures

It is JPMorgan Chase’s policy not to use PwC’s services other than for Audit, Audit-related and Tax services. As mentioned above, an exception for certain specified services related to pre-existing advisory services provided to Bear Stearns, prior to its merger with JPMorgan Chase, was granted in March of 2008 by the Audit Committee.

All services performed by PwC in 2010 and 2009 were pre-approved by the Audit Committee. The Audit Committee has adopted pre-approval procedures for services provided by PwC that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget for fees related to such services. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposal 3 – Advisory vote on executive compensation

The Compensation Discussion and Analysis begins at page 11. As we discussed there, the Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of the Firm’s employees. The Firm’s compensation system plays a significant role in the Firm’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Firm’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant market place, and a long-term orientation.

As required by Section 14A of the Securities Exchange Act, this proposal seeks a shareholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that shareholders approve the Firm’s compensation practices and principles and their implementation for 2010 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that shareholders vote FOR approval of this resolution.

Proposal 4 – Advisory vote on frequency of advisory vote on executive compensation

As required by Section 14A of the Securities Exchange Act, this proposal provides shareholders with the opportunity to vote on how frequently they would like to cast an advisory vote on the compensation of our named executive officers, similar to the advisory vote in Proposal 3 above.

The Board of Directors recommends an annual vote on executive compensation. As described in the Compensation Discussion and Analysis section that starts at page 11, in making annual compensation decisions, management and the Board consider performance of the individual, the line of business, and the Firm as a whole, and consider performance that is based on measureable and sustained financial results through the business cycle. We compare performance not just to our own prior performance or achievement of current goals, but also to appropriately chosen comparison companies. Compensation is intended to support longer-term value creation and is determined in relation to our longer-term performance. We also strive for a long-term orientation in the way we structure compensation. Our vesting periods for stock awards generally provide that one-half vests after two years and the balance vests after three years. As a result of these awards, employees share the same interest in the Firm’s long-term success as other shareholders.

We believe that just as management and the Board look at annual compensation in relation to multi-year performance, in annual voting shareholders should similarly weigh our policies and practices in relation to our multi-year performance. Our senior executives engage the Firm’s major institutional shareholders as part of a semi-annual outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. Providing an annual advisory vote on executive compensation will give all shareholders an opportunity to provide timely input to management and the Board.

Shareholders may indicate whether they would prefer an advisory vote every one, two, or three years, or whether they wish to abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Board will take into account the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

The Board recommends that shareholders select “One Year” when voting on the frequency of advisory votes on executive compensation.

Proposal 5 – Approval of Amendment to Long-Term Incentive Plan, as amended and restated effective May 17, 2011

JPMorgan Chase’s Long-Term Incentive Plan (the Plan) was approved by shareholders on May 20, 2008. The Plan amended and restated the prior stock compensation plan and provided for 350 million shares to be issued over a five-year term. The 350 million shares were the equivalent of an authorization of approximately 2% of the then outstanding shares of common stock each year for five years. As of February 28, 2011, 75.2 million shares remained available for grant under the Plan.

Proposed amendment and reasons

•        JPMorgan Chase is seeking shareholder approval to amend the Plan by:

–       Authorizing 240 million additional shares and extending the term to May 31, 2015

–       Including carryover, a total of 315 million shares

–       Proposed amount and tenor is consistent with our targeted grant rate of 2% per year for four years

•        Equity is a fundamental and consistent part of our total compensation approach

–       Furthers employee retention and alignment with shareholders

–       Meets regulatory expectations for deferral of compensation in the form of shares or equivalents

–       Is granted based on a firmwide cash/stock table

•        RSUs are used in lieu of cash

–       Economic impact to the Firm of stock versus cash is comparable

–       Share count expected to be neutralized through the buy-back program

•       This has effectively the same result as if we had used cash

–       We would use less desirable alternatives for competitive compensation, including cash, if amendment not approved

•        Unusual economic conditions over past two years and acquisition of Bear Stearns and Washington Mutual resulted in grant rate above target

–       However, shares issued have averaged only 1.6% per year over the past five years of average shares outstanding in each year

The Board recommends that shareholders approve the proposed amendment for the following reasons:

It is instrumental to our compensation approach and fundamental to how we operate and run the business.

•

The Firm’s compensation philosophy and practices are intended to reinforce strong and sustainable financial performance, rigorous operational and risk discipline and long-term shareholder value creation, as outlined in the Compensation Discussion and Analysis that starts at page 11.

•

Equity-based awards are a key component of the Firm’s compensation program and a prevalent feature of key comparison companies’ compensation practices, as well as a feature expected by regulators. A summary of the grant history of equity awards made by JPMorgan Chase from 2006 through February 28, 2011, is shown at page 38.

–	Over the past five years, total grants of equity-based awards have ranged from 1.7% to 4.0% of average outstanding shares, and grants of restricted stock and restricted stock units (referred to collectively as RSUs) have ranged from 69% to 90% of total equity awards. Such grants, with limited exceptions, are made as part of the annual incentive process.

–	We plan compensation to limit grants to an annual average of not more than 2% of outstanding shares, over time, under normal market conditions.

–	Grants made through February 2011 were 1.8% of 2010 average shares outstanding, and represent all but a limited amount of total awards expected in 2011.

•

Equity-based awards will continue to be granted as an integral part of an employee’s total compensation and as a mechanism to deliver longer-term incentives, which supports our ownership philosophy and aligns employee and shareholder interests.

•	The Firm now has approximately 240,000 eligible employees, up from approximately 180,000 at the start of 2008, and approximately 30,000 employees participate in the Plan.

The Firm has been a careful steward in developing and administering a balanced program that is responsive to shareholder interests.

•	Compensation levels have been reasonable and aligned with performance. Over the past five years:

–	Equity-related compensation expense averaged 11.1% of total compensation expense.

–	Overhang (total grants outstanding at end of year) remained relatively constant at approximately 12.4% of average shares outstanding, reflecting past grant practice. As of February 28, 2011, overhang was 8.1% of average shares outstanding in 2010, reflecting principally the expiration of options awarded in 2000 and a more normalized representation of current practice.

–	Actual shares issued averaged 1.6% of average shares outstanding in each year.

•	Plan administration significantly reduces dilution.

–	Under the Plan, the Firm withholds shares for any required tax withholding and remits the value to the relevant tax authorities as opposed to issuing all shares and permitting employees to elect to sell the amount required for tax withholding.

–	Stock appreciation rights (SARs) rather than options have been awarded since 2005. When an option is exercised, it can result in the issuance of the full number of shares subject to the option, with a share sale for the amount needed for exercise and for required tax withholding. When a SAR is exercised the only shares issued are the after-tax net proceeds due to the employee.

Since the Plan was approved, the Firm has also refined its compensation approach and structure to be responsive to shareholders and to regulatory expectations.

•

Annual incentives awarded for performance have been subject to a single cash/stock incentive allocation table, which produces the split between cash incentives and deferred equity incentives in the form of RSUs awarded in lieu of cash incentives at various levels. RSUs awarded since the Plan was approved generally vest 50% two years after grant and 50% three years after grant.

•

To instill a shareowner mentality among a large percentage of employees, the Firm further increased the emphasis on equity-based incentives as part of regular annual compensation by continuing to use an annual incentive threshold of $20,000 for receiving equity awards. The Firm also increased the percentage of annual incentives awarded as equity for highly paid executives and for Operating Committee members. For 2010, our Operating Committee members received on average 64% of their total compensation and 67% of their total incentive compensation as equity-based awards, which includes the fair market value of any option award.

•

The Firm also awards a portion of long-term incentives as equity grants in the form of stock-settled SARs, which are intended to further motivate executives to focus on the Firm’s long-term success by providing greater ownership opportunity and to reinforce the partnerships that will help produce that success. SARs become exercisable over a five-year period and the net shares obtained upon exercise must be held at least until the fifth anniversary of the grant date. For members of the Operating Committee and the Executive Committee, such shares are also subject to the Firm’s stock retention requirement. The Firm has granted these SARs in each of the last six years.

No repricing of options or SARs is permitted.

Other plan considerations

The Plan would also be amended to provide that during the Plan term no more than 5% of the aggregate equity-based awards granted shall be subject to vesting (or exercise) schedules more rapidly than ratably over three years, other than (i) in circumstances such as death, retirement, involuntary termination of employment, (ii) if the award would become vested (or exercisable) upon the achievement of performance objectives over a period of at least one year or (iii) if the Firm determines for regulatory or other considerations to substitute an incremental equity award for cash that would have been paid under the cash/stock incentive table then in effect (but only with respect to any such incremental equity award).

If the proposed amendments are not approved by shareholders, the Plan will continue as approved until May 31, 2013, but the Firm would lose much of the alignment and retention value relied on today to deliver effective long-term performance-based compensation. The Firm would need to consider significantly less desirable alternatives for delivering competitive compensation, such as paying incentive compensation solely as cash, deferred cash, or phantom shares. The Firm believes that such a change would operate counter to regulatory expectations for more long-term deferred equity incentives and be less effective in serving shareholder interests.

Equity plan available shares and grant history

The following table details as of February 28, 2011, outstanding RSUs and options and the total number of shares available for issuance under the Plan. The Firm is not authorized to grant stock-based incentive awards to non-employees other than to non-management directors.

For a description of outstanding awards as of December 31, 2010, see Note 10 to the Firm’s Consolidated Financial Statements in the 2010 Annual Report.

February 28, 2011 (Shares in thousands)	RSUs (#)	Options (1)			Shares remaining available for future issuance under equity compensation plans (#)
		Shares to be issued upon exercise (#)		Weighted-average exercise price ($)
Employee stock-based incentive plans approved by shareholders	179,017	142,758		$41.56	75,200	(2)(3)
Employee stock-based incentive plans not approved by shareholders	—	23,467	(4)	$35.25	—

[1]	The weighted-average remaining contractual life is 5.31 years.

[2]

In the first two months of 2011, approximately 55.2 million restricted stock units and 14.6 million stock appreciation rights (settled only in shares) were granted under the Firm’s shareholder approved plan as part of employee annual incentive compensation. Other than these grants, the Firm does not anticipate making any significant grants to employees other than ongoing hiring awards under the Long-Term Incentive Plan before the May 2011 shareholder meeting.

[3]

Shares remaining available for future issuance include shares available for awards that may be granted in the form of stock options, SARs, and other stock-based awards as described in Appendix C. If approved by shareholders, the total shares available for issuance as awards will be 315 million shares as of May 17, 2011, less any awards granted prior to that date.

[4]	All grants were made in 2004 and earlier.

The following summarizes the grant history of equity awards made by JPMorgan Chase from 2006 through February 28, 2011. Although grants may be made throughout the year, grants awarded after the compensation cycle are generally limited in amount. RSUs are granted in lieu of cash.

(Shares in thousands)	2006	2007	2008 (1)	2009	2010	2011 (2)
Option/SAR grants	15,229	21,446	9,341	24,821	20,949	14,631
Restricted stock/unit grants	44,553	47,608	85,890	131,145	80,142	55,211
Average fully diluted shares	3,516,100	3,445,300	3,521,800	3,879,700	3,976,900	3,976,900 (3)
Option/SAR grants as percent of average fully diluted shares	0.4%	0.6%	0.3%	0.6%	0.5%	0.4%
Restricted stock/unit grants as percent of average fully diluted shares	1.3%	1.4%	2.4%	3.4%	2.0%	1.4%
Total grants as percent of average fully diluted shares	1.7%	2.0%	2.7%	4.0%	2.5%	1.8%

[1]	Excludes 3.9 million option grants and 6.0 million restricted stock unit grants resulting from the Bear Stearns conversion.

[2]	Amount as of February 28, 2011.

[3]	Average fully diluted shares are for full year 2010; used for computational purposes. Shares outstanding as of February 28, 2011, were 3,988 million.

The following summary of the Plan sets forth its material terms. It is, however, a summary and is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Appendix C.

Summary of the Plan as proposed to be amended

Purpose. The Plan is designed to encourage employees and non-management members of the Board of Directors to acquire a proprietary and vested interest in the long-term growth and performance of JPMorgan Chase and its subsidiaries. The Plan also serves to attract and retain individuals of exceptional talent.

Participants. All of our approximately 240,000 employees are eligible to participate in the Plan, as are non-management members of the Board of Directors.

Administration. The Plan is administered by the Compensation Committee of the Board of Directors, each member of which is an “outside director” for purposes of Section 162(m) of the Code. Subject to the provisions of the Plan, the Compensation Committee has complete control over the administration of the Plan and has the sole authority to:

•	Construe, interpret and implement the Plan and all award agreements,

•	Establish, amend, and rescind any rules and regulations relating to the Plan,

•	Grant awards under the Plan,

•	Determine who shall receive awards and the type, when such awards shall be made, and the terms and conditions relating to awards,

•	Establish plans supplemental to the Plan covering employees residing outside of the United States, and

•	Make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan.

The Compensation Committee may delegate to officers of JPMorgan Chase responsibility for awards to officers and employees not subject to Section 16 of the Securities Exchange Act of 1934.

Number of shares. If approved by shareholders, the Plan will provide that 240 million shares of the common stock together with carryover shares remaining from the 2008 authorization are available for issuance as awards commencing May 17, 2011; provided that not more than 20 million shares may be issued as incentive stock options pursuant to Section 422 of the Code. The following shares may be awarded under the Plan and do not count against the share limit:

•	Shares representing awards made under the Plan that are canceled, surrendered, forfeited, terminated, or expire unexercised.

•	Shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any award made under the Plan.

•

Shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and JPMorgan Chase, shares granted pursuant to contractual obligations with respect to such transactions, or shares granted as retention awards to such employees in connection with such transactions.

•	Awards which by their terms may be settled only in cash.

Term. No awards may be made after May 31, 2015.

Limits. The Plan limits the number of shares available for issuance to any one participant to 7.5 million during the Plan term, and provides that no more than 5% of equity awards under the Plan shall be subject to vesting (or exercise) schedules more rapidly than ratably over three years, other than (i) in circumstances such as death, retirement, involuntary termination of employment, (ii) if the award would become vested (or exercisable) upon the achievement of performance objectives over a period of at least one year or (iii) if the Firm determines for regulatory or other considerations to substitute an incremental equity award for cash that would have been paid under the cash/stock incentive table then in effect (but only with respect to any such incremental equity award).

Awards. The Plan provides for the issuance of stock-based awards to employees of JPMorgan Chase and its subsidiaries, as well as to non-management members of the Board of Directors. Subject to the terms of the Plan, such awards may have any terms and conditions as the Compensation Committee specifies in its discretion. Such awards can include nonqualified stock options, stock appreciation rights, incentive stock options and other stock-based awards. Awards to non-management members of the Board of Directors can consist only of shares of common stock, including restricted stock or restricted stock units.

In addition, the Plan provides that the Compensation Committee may specify performance targets, the satisfaction of which will cause an award to vest or become exercisable. Such performance targets could include stock price, shareholder value added, earnings per share, income before or after income tax expense, return on common equity, revenue growth, efficiency ratio, expense management, return on investment, ratio of non-performing assets to performing assets, return on assets, profitability or performance of an identifiable business unit, and credit quality. In addition, where relevant, the foregoing targets may be applied to JPMorgan Chase, one or more of its subsidiaries or one or more of JPMorgan Chase’s divisions or business units. To ensure that the incentive goals are aligned with shareholder interests, awards under the Key Executive Performance Plan (a 162(m) compensation plan) (KEPP) and similar programs may be paid or distributed, in whole or part, in the form of other stock-based awards under the Plan. A favorable vote for the Plan includes an approval of the performance criteria specified above.

The forms of the awards that may be granted under the Plan are:

Stock Options. The Compensation Committee may award a stock option in the form of an “incentive” stock option (as defined in Section 422 of the Code) or a nonqualified stock option. Such awards expire no more than 10 years after the date they are granted. The exercise price per share of common stock covered by a stock option is determined by the Compensation Committee; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. The exercise price is payable in such form as the Compensation Committee may specify from time to time.

Stock Appreciation Rights (SARs). The Compensation Committee may award SARs. Upon exercise, a SAR generally entitles a participant to receive an amount equal to the positive difference between the fair market value of one share of common stock on the date the SAR is exercised and the exercise price. Such awards expire no more than 10 years after the date they are granted. The exercise price per share of common stock covered by a SAR is determined by the Compensation Committee; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. SARs may be granted independently of any stock option or in conjunction with all or any part of a stock option granted under the Plan. If SARs are granted in conjunction with stock options, the SARs’ exercise price will be the exercise price of the stock option. Unless the Compensation Committee otherwise determines, a SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. The Compensation Committee will determine at time of grant whether the SAR shall be settled in cash, common stock or a combination of cash and common stock.

Other Stock-Based Awards. The Compensation Committee may grant other types of awards of common stock, or awards based in whole or in part by reference to the fair market value of common stock (other stock-based awards). Such other stock-based awards include, without limitation, restricted stock units representing shares of common stock, restricted shares of common stock, performance shares or performance share units. Nonqualified options or SARs may be awarded in connection with, or as a part of, other stock-based awards. The Compensation Committee shall determine at the time of grant whether any other stock-based awards shall be settled in cash, common stock or any combination thereof.

Deferrals. To the extent permitted by law without adverse tax consequences to the employee, the Compensation Committee may permit or in certain circumstances require the deferral of payment of any awards under the Plan.

Repricing. The Compensation Committee does not have the authority to reduce the exercise price of an outstanding option or SAR or substitute a new option and/or SAR with a lower exercise price in return for the surrender of an outstanding option or SAR. Award terms may be adjusted in the case of stock split, merger or similar event.

Transferability. Generally, awards are not transferable other than by will or the laws of descent and distribution. However, the Compensation Committee may permit participants to transfer certain awards to an immediate family member or a trust (or similar entity) for the benefit of immediate family members.

Adjustments. In the event there is a change in the capital structure of JPMorgan Chase as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to shareholders of common stock other than regular cash dividends, the Compensation Committee will make an equitable adjustment in the number of shares of common stock and forms of the award authorized to be granted under the Plan (including any limitation imposed on the number of shares of common stock with respect to which an award may be granted in the aggregate under the Plan or to any participant) and to make appropriate adjustments (including exercise price) to any outstanding awards.

General. The Plan is an unfunded plan for long-term incentive compensation. Nothing in the Plan shall give the participant any rights greater than those of a general creditor.

Amendments and Termination. The Board of Directors may amend, suspend or terminate the Plan at any time. However, except in the case of an adjustment in connection with a capital structure change (as described above), shareholder consent is required for any amendment to the Plan that would (i) increase the number of shares that may be granted as awards under the Plan, (ii) increase the maximum number of shares to be granted to any participant during the term of the Plan, or (iii) eliminate or change the restrictions regarding the surrender and repricing of options and SARs.

Accounting impact

Equity incentives are generally expensed under Accounting Standard Codification (ASC) 718 (formerly SFAS 123R) over the required service period for the award, which means the expenses related to equity incentives will reduce income in future years. Accounting for employee stock-based incentives is described in Note 10 to the Firm’s Consolidated Financial Statements in the 2010 Annual Report, including how the Firm recognizes compensation expense pursuant to ASC 718 for equity awards granted to employees eligible for continued vesting under specific age and service or service-related provisions (full career eligible employees).

Federal income tax consequences

The following discussion summarizes the Federal income tax consequences to participants who may receive awards under the Plan and to JPMorgan Chase arising out of the granting of such awards. The discussion is based upon interpretations of the Code in effect as of January 2011 and regulations promulgated thereunder as of such date.

Nonqualified Stock Options. Upon the grant of a nonqualified stock option, a participant will not be in receipt of taxable income. Upon exercise of such stock option, a participant will be in receipt of ordinary income in an amount equal to the excess of the market value of the acquired shares over their exercise price. JPMorgan Chase will be entitled to a tax deduction, in the year of such exercise, equal to the amount of such ordinary income. Gain or loss upon a subsequent sale of any common stock would be taxed to the participant as long- or short-term capital gain or loss depending on the holding period.

Stock Appreciation Rights. Upon the grant of SARs, a participant will not be in receipt of taxable income. Upon the exercise of SARs, a participant will be in receipt of ordinary income in an amount equal to any cash payment and the market value of any shares distributed. JPMorgan Chase will be entitled to a tax deduction equal to the income reportable by the participant.

Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant or exercise of an incentive stock option (ISO). Upon the exercise of an ISO, special alternative minimum tax rules apply for the participant. If the participant holds the shares acquired on the exercise of an ISO for the requisite ISO holding period set forth in the Code, he or she will recognize a long-term capital gain or loss upon their subsequent sale or exchange. In such case, JPMorgan Chase will not be entitled to a tax deduction. If a participant does not hold the shares acquired on the exercise of an ISO for the requisite holding period, he or she may be in receipt of ordinary income based upon a formula set forth in the Code. To the extent that the amount realized on such sale or exchange exceeds the market value of the shares on the date of the ISO exercise, the participant will recognize capital gains. JPMorgan Chase will be entitled to a tax deduction in the amount of the ordinary income reportable by the participant.

Other Stock-Based Awards. The income tax consequences of the other stock-based awards will depend on how such awards are structured. Generally, JPMorgan Chase will be entitled to a deduction with respect to such awards only to the extent that the participant recognizes ordinary income in connection with such awards. In particular, JPMorgan Chase will be entitled to a tax deduction with respect to awards to those individuals subject to Section 162(m) limitations if such awards are subject to the achievement of performance-based objectives specified by the Compensation Committee. It is anticipated that other stock-based awards will generally result in ordinary income to the participant in some amount.

The closing price of our common stock on March 18, 2011, on the New York Stock Exchange was $45.74.

The Board of Directors recommends that shareholders vote FOR approval of Amendment to the Long-Term Incentive Plan.

Proposals 6-11: Shareholder proposals

Proposal 6 – Political non-partisanship

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of J.P. Morgan assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

“(a) The handing of contribution cards of a single political party to an employee by a supervisor.

“(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

“(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

“(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

“(e) Placing a preponderance of contribution cards of one party at mail stations locations.”

REASONS: “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not JP Morgan).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.”

“Last year the owners of 147,609,978 shares, representing approximately 5.1% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board believes that the issues raised by the proposal are already adequately addressed and that the adoption of the proposal would not yield material additional benefits to shareholders.

The Firm does not affiliate itself with any one political party and does not engage in the practices that the proposal urges that we should avoid. Because of the potential impact public policy can have on our businesses, our employees, and the communities we serve, the Firm proactively engages in the political process in a variety of ways, to advance and protect the long-term interests of the Firm and its constituencies. For example:

•

the Firm sponsors political action committees, or PACs, which are supported solely by voluntary contributions from employees. The PACs are not affiliated with any political party committee or candidate. All PAC activities are conducted in accordance with applicable legal requirements.

•

the Firm regularly communicates its views and concerns to public officials, as permitted by law. Our activities include monitoring current legislative activities, analyzing trends, and supporting and promoting advancement of public policies to benefit the Firm and its constituents over the long term.

The Firm’s internal controls on its political activities are already appropriately robust. All political activities conducted by or on behalf of the Firm are managed by the Firm’s Government Relations Department (Government Relations). Government Relations is responsible, upon advice of the Firm’s legal counsel and Compliance Department, for the Firm’s policies, activities, and legal compliance in this area. The Firm’s political activities are subject to oversight by the Public Responsibility Committee of the Board of Directors. Government Relations regularly reports on its activities to the Public Responsibility Committee.

The Board believes that the Firm’s activities in this area are responsible, and that its existing policies and procedures, together with federal and state regulations, already adequately address the issues raised by the proposal.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7 – Shareholder action by written consent

Mr. John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck NY 11021, the holder of 1,050 shares of common stock, has advised us that he intends to introduce the following resolution:

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

We gave greater than 55%-support to a 2010 shareholder proposal on this same topic. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent - Yes on 7.

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

JPMorgan Chase shareholders can call special meetings and have other channels to raise important matters outside the annual meeting cycle. As more fully described at page 9, the Board amended the Firm’s By-laws in 2010 to permit shareholders holding at least 20% of the outstanding common shares to call a special meeting. Also, our senior executives periodically engage major institutional shareholders as part of an outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. We meet throughout the year with additional shareholders and organizations interested in our practices.

Our Board and management have been responsive to prior shareholder proposals as well as to evolving best practices in corporate governance.

•	Majority voting – We have majority voting for directors in uncontested elections, and all members of the Board are elected annually.

•

Presiding Director – The Board has a Presiding Director who is annually appointed by the independent directors, presides at executive sessions of independent directors, has authority to call meetings of independent directors, approves schedules and agendas for Board meetings, and may add agenda items in his or her discretion, and approves meeting materials for distribution to and consideration by the Board.

•	Clawbacks – Our compensation recovery policies go beyond Sarbanes-Oxley and other minimum requirements. These policies are described at page 9.

•	Say on Pay – Although it was not required, we included a shareholder advisory vote on executive compensation in our 2010 proxy statement.

•	Shareholder outreach – As noted above, we regularly engage in discussions with shareholders to seek comments on corporate governance, executive compensation and shareholder proposals.

•

No poison pill – The Firm has no shareholder rights plan, commonly known as a poison pill, which has not been approved by shareholders. As described in the Board’s Corporate Governance Principles, the Board has a long-standing policy against adopting a poison pill without shareholder approval.

•	No supermajority voting – Our governance documents do not have any supermajority voting requirements.

•	No golden parachutes – We have no golden parachutes, special severance plans, or special benefits for any executives.

Matters that are sufficiently important to be subject to a shareholder vote should be communicated to all shareholders, with adequate time to consider the matters proposed. Action by written consent can disenfranchise shareholders who do not have the opportunity to participate. Delaware law permits any action that may be taken by shareholders at a meeting to be taken without prior notice, without a meeting, and without a shareholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes. The Firm’s governing documents require that all shareholders be provided minimum advance notice and an opportunity to participate in determining any action subject to a shareholder vote. This process helps ensure that shareholders would have sufficient time to weigh the arguments presented by all sides.

This proposal was new last year and we believe that further consideration by shareholders is warranted. Although this proposal received a majority vote in favor in 2010, we believe it is appropriate to see the results of a second shareholder vote before taking any action on the proposal. A proposal of this nature – to alter a fundamental shareholder process – should be carefully considered over an adequate period of time. Prior to 2010, shareholder action by written consent had not been considered for many years and was last analyzed at a time when many of today’s current best practices were not in place. We heard from some shareholders that they did not have sufficient time last year to fully consider the merits and risks or to weigh these factors in light of our Firm’s current corporate governance profile. If a majority of shareholders voting on the proposal favors adoption again in 2011, we would anticipate a management proposal in the 2012 proxy statement in order to provide for shareholder action by written consent.

Accordingly, the Board recommends a vote against this proposal.

Proposal 8 – Mortgage loan servicing

The Board of Pension of the Presbyterian Church (USA), 100 Witherspoon Street, Louisville KY 40202-1396, the holder of 90 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by the Walden Asset Management, Catholic Healthcare West, Haymarket People’s Fund, Mercy Investment Services, Inc., Benedictine Convent of Perpetual Adoration, Funding Exchange, Calvert Social Index Fund and Board of Pensions of the Evangelical Lutheran Church in America, each of which is the beneficial owner of at least 100 shares of common stock:

J.P. Morgan Chase (JPM) serviced $1.35 trillion of single family housing loans on 30 June 2010, of which less than 20% of these serviced loans were owned by the corporation (portfolio loans), while the remaining more than 80% were loans serviced for others but primarily originated by JPM or one of its recent acquisitions.

Many borrowers, especially low income borrowers, are becoming delinquent because of the present economic crisis, causing losses to JPM as well as to the investors, who own the securitized loans serviced by JPM. To reduce defaults and subsequent losses, modifications are made to loans when the modification provides greater value to the owner of the loan than a foreclosure sale.

Investors filing this resolution want assurance that the modifications made to loans serviced for others are the same as modifications made to loans owned by the servicer, especially non-prime loans like subprime loans and Option ARMs, which were heavily promoted among lower income and minority borrowers.

In dialogues with investors, JPM has been unwilling to provide comparisons between its servicing of portfolio loans and loans serviced for others. In contrast, investor dialogues with a number of servicers such as Citigroup and Wells Fargo have provided more insight into such comparisons. Litton, a subprime and Alt-A servicer, stated that 95% of their loans serviced for others had no limitations on modifications.

The OCC-OTS Metrics Report, covering 65% of all servicing, has shown that principal reductions or deferrals result in more successful modifications for loans like Option ARMs, but the Report (2010Q2) shows that only 39.3% of modifications on loans serviced for others had term extensions, principal reductions and/or principal deferrals while 81.7% of servicer owned loan modifications had such modifications.

Among loans with the greatest percentages of delinquencies, our estimates of the minimum unpaid principal balances on 30 June 2010 are $21.2 billion for JPM owned subprime loans and $45.3 billion for subprime loans serviced for others. For option ARMs $43.2 billion for JPM owned loans and $38.6 billion for loans serviced for others.

The Department of Justice in January 2010 created the Fair Lending Unit to enforce fair lending laws in lending as well as loan modifications. JPM’s regulator, the OCC, revised its Handbook on Fair Lending to include examination procedures that contain specific risk indicators of potential disparate treatment in loan servicing and loss mitigation.

We believe that JPM should carefully examine its servicing, comparing its performance on loans serviced for others to loans held in portfolio, to ensure equal treatment for loans of low income and minority borrowers in order to avoid possible reputational, litigation and financial risk.

RESOLVED: the shareholders request the Board of Directors to oversee development and enforcement of policies to ensure that the same loan modification methods for similar loan types are applied uniformly to both loans owned by the corporation and those serviced for others, subject to valid constraints of pooling and servicing agreements, and report policies and results to shareholders by October 30, 2011.

Board response to proposal 8:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Firm’s existing policies and procedures relating to loan modifications and other foreclosure avoidance activities are applied uniformly to both loans owned by the corporation and those serviced for others. Chase offers a variety of loan modification and foreclosure avoidance programs designed to assist borrowers while meeting investors’ requirements. The Firm participates in the Treasury Department’s Making Home Affordable (MHA) program, which provides specific guidelines for refinance and modifications solutions. The Home Affordable Modification Program (HAMP), a key component of MHA, mandates specific eligibility, documentation, borrower communication, and structuring processes that apply uniformly to both owned and serviced loans. Further, all borrowers are evaluated through the Chase loss mitigation (foreclosure avoidance) process in a consistent manner, regardless of the owner of the loan.

The procedures designed to ensure the integrity of our refinance, loan modification, and foreclosure activities are rigorous and applied consistently to owned and serviced loans. The Firm has substantial safeguards in place to ensure that foreclosures are a last resort and are pursued only in appropriate cases. For example, the Firm’s policy requires that all delinquent loans be reviewed by its Independent Foreclosure Review team. The Independent Foreclosure Review confirms that the loan is past due and that the Firm has complied with its pre-referral policies, including repeated efforts to contact the borrower to discuss alternatives. Under our policies, a loan can be referred for foreclosure proceedings only after the Independent Foreclosure Review is complete. The Independent Foreclosure Review is repeated two to three weeks prior to any scheduled sale. A final check also is performed 96 hours prior to the sale. The Independent Foreclosure Review is undertaken for all loans, whether owned by Chase or serviced for others.

The Firm conducts rigorous internal audits of its servicing operations, with specific emphasis on the modification and foreclosure processes, in the normal course of the Firm’s ongoing operations. The Firm has instituted comprehensive procedures in connection with the execution of affidavits to ensure that the affiant has personal knowledge of the information and that the document is executed before a notary. The Firm has retained an external advisor to conduct a global review of the core processes applicable to all documentation preparation, such as training, quality control, and document flow, to ensure that our processes are sound. The Firm’s proprietary modification programs are subject to oversight by the Firm’s Home Lending Risk Committee.

In addition to its internal oversight processes and procedures, the Firm is subject to oversight by external authorities. The Firm’s mortgage business is also subject to oversight by the Office of the Comptroller of the Currency and the Department of Housing and Urban Development. A majority of the Firm’s servicing portfolio consists of loans owned by Fannie Mae, Freddie Mac or the Federal Housing Authority, each of which imposes its own servicing oversight and audit process. MHA Compliance oversight includes regular procedural and loan level audits.

The Firm makes significant public disclosure regarding its home ownership preservation efforts. The MHA program provides specific guidelines for both refinance and modifications solutions and the Firm’s performance under the program is shared publicly on a quarterly basis. Additionally, the Firm’s summary foreclosure avoidance results are included in the Firm’s financial disclosures. See “Loan modification activities” at pages 134-136 of the Firm’s 2010 Annual Report.

In light of the extensive system of controls and oversight already in place, the Board does not believe that additional policies are warranted, or that the requested report would offer any appreciable benefit to shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 9 – Political contributions

Domini Social Equity Fund, 532 Broadway, New York NY 10021-3939, the holder of 355,195 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by Manhattan Country School, The Brainerd Foundation, Massachusetts Laborers’ Annuity Fund, SEIU Master Trust, Sisters of Notre Dame of Toledo, OH, and Benedictine Sisters of Mt. St. Scholastica, each of which is the beneficial owner of at least 100 shares of common stock:

Resolved: The shareholders of JPMorgan Chase (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of JPMorgan Chase, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interests of the company and its shareholders, and critical for compliance with federal ethics laws. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” The Company sits on the board of the U.S. Chamber of Commerce, which took an aggressively partisan role in the recent midterm elections. Gaps in transparency and accountability threaten the democratic process and may expose the company to reputational and business risks.

JPMorgan Chase spent at least $2.6 million in corporate funds on politics since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do; National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

Publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. The uses of these funds are often unknown to corporate members. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

Board response to proposal 9:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We believe that it is in the shareholders’ best interests for the Firm to be an effective participant in the legislative and regulatory process. To that end, the Firm supports its interests in the political arena in a variety of ways. The Firm’s philosophy and policies concerning political contributions and legislative lobbying, as well as the compliance procedures and oversight we have in place to ensure adherence with applicable laws and regulations, are set forth in the Political Contributions Statement, which can be found on our public Web site at www.jpmorganchase.com under Governance, which is under the About Us tab. The Firm did not change its political contributions policies as a result of the Citizens United case decision.

The Firm made no contributions to candidates for political office in 2010, and the Firm discloses all contributions made by its affiliated PACs to candidates for political office. A list of the amounts and recipients of the contributions made by Firm-affiliated political action committees or PACs (which are funded entirely by voluntary contributions from the Firm’s employees) is posted on the Firm’s public Web site, and the Firm has committed to make this disclosure annually on an ongoing basis. This information is also made publicly available by the various jurisdictions in which we report. The Firm does occasionally make permitted contributions to groups organized under Section 527 of the Internal Revenue Code, such as the national Governors’ Associations. However, we believe such contributions are immaterial relative to the disclosure provided through disclosure of PAC contributions.

Each trade association to which the Firm belongs is already subject to disclosure obligations with respect to all political contributions it makes. We join such organizations for a variety of reasons and do not necessarily agree with all policies or political candidates which such organizations may support.

Therefore we believe that the additional information sought by the proposal would be of no appreciable benefit to shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 10 – Genocide-free investing

Alice Rosenfeld, 492 C Heritage Hills, Somers NY10589, the holder of at least 732 shares of common stock, has advised us that she intends to introduce the following resolution:

WHEREAS:

JPMorgan Chase & Co (“JPMorgan”) has released no genocide-free investing policy. As a result, individuals, through their JPMorgan shares and funds, may inadvertently invest in companies helping to fund genocide because of investment decisions made by JPMorgan.

We believe that:

1)	Investors do not want their pensions and family savings connected to genocide.

a)	Reasonable people may disagree about what constitutes socially responsible investing, but few people want their savings connected to genocide.

b)	In the face of the most extreme human rights crises investment companies share responsibility, along with government, to act.

c)	In KRC Research’s 2010 study, 88% of respondents said they would like their mutual funds to be genocide-free.

d)	Millions of people have voted for shareholder proposals similar to this one, submitted by supporters of Investors Against Genocide, despite active management opposition.

2)	This problem is particularly important to shareholders because JPMorgan:

a)	Has been a large holder of PetroChina for years. A recent filing shows holdings of 1,070,760,070 H-shares, worth $1.3 billion. PetroChina, through its closely related parent, China National Petroleum Company, is internationally recognized as the worst offender helping fund the Government of Sudan’s genocide in Darfur.

b)	Continued to buy shares of problem companies even after becoming aware of the investment’s connection to the Darfur genocide.

c)	Claims that it “supports fundamental principles of human rights across all our lines of business” but has taken no action to avoid these problem investments.

d)	Limits the effectiveness of U.S. sanctions by investing in foreign companies which do business prohibited to US companies.

3)	A policy against investments in genocide must:

a)	Be clear and transparent.

b)	Apply today and to any future genocide.

c)	Prevent purchasing shares of companies known to substantially contribute to genocide or crimes against humanity.

d)	If the fund already holds problem companies and can influence their behavior, time-limited engagement may be appropriate. If not, problem investments should be sold.

4)	There are no sound financial, fiduciary, or legal reasons that prevent JPMorgan from having a policy against investments in genocide, as TlAA-CREF demonstrated in 2009.

a)	Ample competitive investment choices exist, even for index funds.

b)	Avoiding a small number of problem companies need not have a significant effect on performance, as shown in Gary Brinson’s classic asset allocation study.

c)	Even the most conservative legal concerns can be addressed by a small change to the prospectus.

d)	Management can easily obtain independent assessments of problem companies and their connection to genocide.

5)	Investor pressure can help influence foreign governments, as in South Africa. Similar divestment pressure on Talisman Energy helped end the conflict in South Sudan.

RESOLVED:

Shareholders request that the Board institute transparent procedures to prevent holding investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Management should encourage JPMorgan funds with separate boards to institute similar procedures.

Board response to proposal 10:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

While we share the proponent’s concern about human rights generally and about genocide in particular, we believe that the Firm’s existing policies and procedures appropriately address these issues. As noted in the Firm’s Human Rights Statement (posted on our public Web site), our respect for the protection and preservation of human rights is guided by the principles set forth in the United Nations Universal Declaration of Human Rights. We are a signatory to the United Nations Environment Program Finance Initiative, we have adopted the Wolfsberg Principles, and our asset management business has adopted the United Nations Principles for Responsible Investing and the Extractive Industries Transparency Initiative. We are one of the founders of the Carbon Principles for understanding carbon risk, and we have adopted an Environmental and Social Risk Management Policy which includes implementation of the Equator Principles for certain transactions and which, through the International Finance Corporation’s Environmental and Social Performance Standards, addresses issues such as labor and working conditions, community health and safety, land acquisitions and resettlement, and the treatment of indigenous peoples. In the context of these commitments, the Firm’s practices already reflect our support and respect for the protection of fundamental human rights in each region of the world in which we operate.

The relationship of a company to human rights issues may be complex and fact-specific. We welcome input from employees, shareholders, and the concerned stakeholder community on the issues raised by this proposal. However, because of the gravity of a charge of crimes against humanity and the complexity of assessing the validity of such a charge, due order requires that such determinations be made in the first instance by recognized authorities. In the case of Sudan, a clear legal framework has been established by the U.S. government, restricting business dealings with a wide range of companies and individuals; and JPMorgan Chase fully abides by these restrictions in letter and spirit. We do not engage in business with those entities legally identified as directing or contributing to violence in Sudan.

We hold securities in many different capacities, and our opportunities for engagement with the issuers of those securities vary greatly. In our custody business, for example, we hold investments at the direction of our clients; we purchase, sell, and vote these investments only as directed by our customers. (In fact, most of the Firm’s PetroChina holdings are held in its capacity as custodian or approved lending agent for clients. The Firm does not exercise investment or voting control over these shares, which are held for and managed by the Firm’s clients.) In our trading operations, we might hold positions in companies regardless of whether we have any other relationships or engagement with them, simply to offset client-initiated transactions. And in our asset management business, as investors on behalf of our clients, we have a duty to seek to meet the financial investment objectives for which our clients have hired us. We incorporate environmental, social, and governance considerations in our investment processes as directed by our clients.

Accordingly, the Board recommends a vote against this proposal.

Proposal 11 – Independent lead director

Mr. John Chevedden, as agent for Mr. Ray T. Chevedden, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles CA 90043, the holder of 200 shares of our common stock, has advised us that he intends to introduce the following resolution:

Resolved, Shareholders request that our Board take the steps necessary to adopt a bylaw to require that our company have an independent director (by the standard of the New York Stock Exchange) serve as a Lead Director whenever possible, elected by and from the independent board members and to be expected to normally serve for more than one continuous year.

The bylaw should also specify how to select a new Lead Director if a current Lead Director ceases to be independent.

The merit of this Independent Lead Director proposal should be considered in the context of the need for improvements in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk,” and “High Concern” in Executive Pay - $20 million for William Winters and $10 million for Mary Erdoes. Executive pay was deferred over the long-term instead of being conditioned on achieving long-term performance goals.

Five directors had long-tenure of 13 to 23 years. As tenure increases independence declines. We had three active CEO directors who may not have had the time to devote to their board duties: David Cote of Honeywell, David Novak of Yum! Brands and William Weldon of Johnson & Johnson. Plus these CEO directors made up 50% of our Executive Pay and Nomination Committees. Lee Raymond chaired our Executive Pay Committee and as former Exxon CEO, Raymond was entitled to $350 million.

Ellen Futter attracted our highest negative votes (10-times greater than certain other directors) and David Novak attracted our second highest negative votes. Laban Jackson had 21-years with Clear Creek Properties and no other current directorship experience. William Gray was marked as a “Flagged (Problem) Director” by The Corporate Library because of his Visteon Corporation directorship leading up to Visteon’s bankruptcy.

We had no proxy access, no cumulative voting, no shareholder right to act by written consent and no independent Board Chairman.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Independent Lead Director - Yes on 11.

Board response to proposal 11:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Implementing the proposal is unnecessary because the Firm already has a Presiding Director meeting NYSE independence standards and serving the purposes described by the proponent. The proponent essentially requests that the Board adopt a bylaw to require an independent director, independent by standards of the New York Stock Exchange (NYSE), be elected by the independent directors to serve as a Lead Director and expected to normally serve for more than one continuous year. The fundamental objective is to seek a requirement that an independent director (per NYSE rules) lead the Firm’s Board of Directors and oversee management. The Firm’s current governance structure provides the independent leadership and management oversight sought by the proposal. Ten of the eleven current Board members are independent according to NYSE standards, including the Presiding Director. The Presiding Director is annually appointed by the independent directors to serve a one-year term.

Outlined below is the Firm’s current board leadership structure, including a description of the authority and responsibilities of its Presiding Director, which demonstrates that our current structure provides the independent leadership and management oversight sought by the proposal.

Roles of Chairman and Presiding Director

•

While the Board has no set policy on whether or not to have an independent chairman, it has determined that the most effective leadership model for JPMorgan Chase currently is for Mr. Dimon to serve as both Chairman and CEO.

•	The Board established the Presiding Director position in 2006, and in 2011 amended the description to add detail regarding specific responsibilities.

•

Our Presiding Director is annually appointed by the independent directors to serve a one-year term, and unless the Board determines otherwise, rotates between the Chairs of the Compensation and Governance Committees. Prior to 2011, their terms alternated every six months.

Authority and Responsibilities of the Presiding Director

The Presiding Director:

•	Presides at any meeting of the board at which the Chairman is not present and at executive sessions of independent directors.

•	May call meetings of independent directors.

•	Approves Board meeting agendas and schedules for each Board meeting, and may add agenda items.

•	Approves Board meeting materials for distribution to and consideration by the Board.

•	Facilitates communication between the Chairman and CEO and independent directors.

•	Will be available for consultation and communication with major shareholders where appropriate.

•	Will perform such other functions as the Board may direct.

Independent oversight of management by the Board

•	Independent directors comprise more than 90% of the Board and 100% of the Audit, Governance and Compensation Committees.

•	Board and Committee agendas are prepared based on discussions with all directors and recommendations of management.

•	Committee Chairs, all of whom are independent, approve agendas and materials for their committee meetings.

•	All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.

•	Independent directors regularly meet in executive session.

Accordingly, the Board recommends a vote against this proposal.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 18, 2011. At the close of business on that date, a total of 3,988,394,421 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy

If your common stock is held through a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, BNY Mellon Shareowner Services, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

Notice of intent to present proposal at meeting; nature of the matter and how proxies intend to vote – In addition to the matters described in this proxy statement, certain shareholders of JPMorgan Chase have provided notice of their intent to present a proposal at the meeting regarding the Firm’s membership in and interaction with the U.S. Chamber of Commerce. If the proposal is presented properly at the meeting, the proxies intend to vote against such proposal.

Additional matters – If any additional matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

Revoking your proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

A quorum is required to transact business at our annual meeting. Shareholders holding of record shares of common stock constituting a majority of the voting power of stock of JPMorgan Chase having general voting power present in person or by proxy shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting by record holders – If you hold shares in your own name, you may either vote for, withhold your vote from, or abstain from the election of each nominee for the Board of Directors; select one year, two years, three years, or abstain on the advisory vote on frequency of advisory vote on executive compensation; and you may vote for, against, or abstain on the other proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for the advisory vote on executive compensation, one year on the advisory vote on frequency of advisory vote on executive compensation, for approval of Amendment to the Long-Term Incentive Plan, and against each shareholder proposal.

Broker authority to vote – If you hold shares through a broker, bank, or other nominee (holders in street name), follow the voting instructions you receive from your broker, bank, or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting. If you do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:

Discretionary items – The ratification of the appointment of the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

Non-discretionary items – The election of directors, advisory vote on executive compensation, advisory vote on frequency of advisory vote on executive compensation, approval of Amendment to the Long-Term Incentive Plan, and approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Election of directors – At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast in respect of his or her election to be elected. Accordingly, votes “withheld” from a nominee’s election will have the effect of a vote against that director’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose.

Advisory vote on frequency of advisory vote on executive compensation – The voting frequency (one year, two years, or three years), if any, receiving the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal will be considered the voting frequency preferred by shareholders. Abstentions will be counted and will have the same effect as a vote against each voting frequency. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.

Amendment to the Long-Term Incentive Plan – The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve the Amendment to the Long-Term Incentive Plan, provided that a majority of the outstanding shares of common stock entitled to vote on the proposal are voted with respect to the proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes are not considered shares present and entitled to vote on the proposal, but may affect the voting to the extent that broker non-votes cause less than a majority of the outstanding shares of common stock to be voted on the matter.

All other proposals – The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for the advisory vote on executive compensation, one year on the advisory vote on frequency of advisory vote on executive compensation, for the approval of Amendment to the Long-Term Incentive Plan and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

Admission – If you wish to attend the meeting in person you will be asked to present the following:

All shareholders – photo identification, such as a driver’s license.

Holders in street name – proof of ownership. A brokerage statement as of our record date, March 18, 2011, or a letter from your bank or broker indicating that you held our common stock as of our record date, March 18, 2011, are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Holders of record – the top half of the proxy card or your notice of internet availability of proxy materials (notice of internet availability) which will serve as your admission ticket.

Guests – admission of persons who are not shareholders is subject to space limitations and to the discretion of management.

Directions to McCoy Center – McCoy Center, at 1111 Polaris Parkway, is bordered by Polaris Parkway, South Old State Road, Sancus Boulevard and Lazelle Road, 1.5 miles west of Interstate 71. From Interstate 71, take the Polaris Parkway exit.

Parking is available for shareholders entering at the Polaris Parkway entrance. See page 67 for detailed directions to McCoy Center.

Internet access – You may listen to a live audiocast of the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports, proxy statements and notices of internet availability mailed to shareholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-6000. Shareholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting the Secretary at the address or phone number set forth above.

Electronic delivery of proxy materials and annual report

You may access this proxy statement and our annual report to shareholders on our Web site at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2010 Annual Report on Form 10-K, by selecting “Financial information” then “SEC filings” and then “10-K”.

If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy materials, including the proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit http://enroll.icsdelivery.com/jpm and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.

If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.

Shareholder proposals and nominations for the 2012 annual meeting

Proxy statement proposals

Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 9, 2011.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 17, 2012, and not earlier than January 18, 2012. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com, under Governance, which is under the About Us tab, or may be obtained from the Secretary.

Anthony J. Horan

Secretary

Appendix A

Board of Directors – roles and responsibilities

The Board of Directors as a whole is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board accomplishes this function acting directly and through its committees: the Audit Committee, Compensation & Management Development Committee (Compensation Committee), Corporate Governance & Nominating Committee (Governance Committee), Public Responsibility Committee and the Risk Policy Committee.

Chairman of the Board

While the Board has no set policy on whether or not to have a non-executive chairman, it has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serve as both Chairman and Chief Executive Officer.

Independent oversight of management

Independent directors comprise more than 90% of the Board and 100% of the Audit, Governance and Compensation Committees. At each regularly scheduled Board meeting, the independent directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers and determination of their compensation.

Presiding Director

The Firm’s Presiding Director functions as a Lead Director, but the Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at executive sessions of independent directors and at all Board meetings at which the Chairman is not present, and has the authority to call meetings of independent directors. The Presiding Director approves Board meeting agendas and schedules for each Board meeting, approves Board meeting materials for distribution to and consideration by the Board, facilitates communication between the Chairman and CEO and the independent directors, as appropriate, is available for consultation and communication with major shareholders where appropriate, upon reasonable request, and performs such other functions as the Board directs. The Presiding Director is appointed annually by the independent directors. Unless the independent directors decide otherwise, the Chairs of the Compensation and Governance Committees shall serve alternating one-year terms as Presiding Director.

Roles and interactions among Board members

Criteria/functions	Chairman	Presiding Director	Committee Chairs
Independence	CEO serves as Chairman	Independent	Independent

Appointment	Annually elected by Board (more than 90% of Board is independent)	Appointed annually by the independent directors and unless otherwise decided, will alternate annually between the Chairs of Compensation and Governance Committees	Annually appointed by Board

Preside at meetings	Board and shareholder meetings	Executive sessions of independent directors, generally held as part of each Board meeting, and Board meetings when Chairman is not present	Respective committee meetings

Authority to call meetings	Board and shareholder meetings	Meetings of independent directors; Board meetings may be called by a majority of Board	Respective committee meetings

Meetings, schedules, agendas and material	Prepares based on discussion with all directors and management	Approves Board meeting agendas and schedules, may add agenda items in his or her discretion and approves Board meeting materials for distribution to and consideration by the Board	Approve agendas and materials for respective committee meetings

Liaison	Between directors and senior management	Between independent directors and senior management, including CEO, but all directors also have direct access to senior management, including CEO	Between committee members and Board, and between committee members and senior management, including CEO

Appendix B

Director independence standards

Relationship	Requirements for immateriality
Loans

Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes-Oxley Act and Federal Reserve Board Regulation O.

The extension of credit may not be on a non-accrual basis.

Financial services	Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Business transactions

Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

For transactions between the Firm and an entity for which a director is an employee, or a director’s immediate family member serves as an executive officer, the aggregate payments made by the other entity to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions	The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees.

Legal services

Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.

The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

Appendix C

JPMorgan Chase & Co. Long-Term Incentive Plan As Amended and Restated Effective May 17, 2011

1. Purpose. The JPMorgan Chase & Co. Long-Term Incentive Plan (the “Plan”) is an amendment and restatement, effective May 17, 2011, subject to shareholder approval on that date, of the JPMorgan Chase & Co. Long Term Incentive Plan as amended and restated effective May 20, 2008. The purpose of the Plan is to provide stock-based incentives for designated employees of the Company to acquire a proprietary interest in the growth and performance of the Company and to have an increased incentive in contributing to the Company’s future success and prosperity. It is also designed to enhance the Company’s ability to attract, retain and reward employees of exceptional talent and allows the Company to respond to a changing business environment in a flexible manner. The Plan provides a mechanism to grant shares of Common Stock to Directors with respect to their fee retainer.

2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth in this Section 2:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b) “Award” shall mean any type of stock-based award granted pursuant to the Plan.

(c) “Award Agreement” means the document by which each Award is evidenced, as described in Section 13.

(d) “Board” shall mean the Board of Directors of JPMC; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to such committee by the Board shall be considered an action of the Board for purposes of this Plan.

(e) “JPMC” shall mean JPMorgan Chase & Co., and, except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all its assets or otherwise.

(f) “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(g) “Committee” shall mean the Compensation & Management Development Committee of the Board (or any successor committee) or any subcommittee thereof composed of not fewer than two directors, each of whom is a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Act, or any successor definition adopted by the Commission and is an “outside director” for purposes of Section 162(m) of the Code.

(h) “Common Stock” shall mean the common stock of JPMC, par value $1 per share.

(i) “Company” shall mean JPMC and its Subsidiaries.

(j) “Director” shall mean a member of the Board of Directors of JPMC excluding any member who is an officer or Employee of the Company.

(k) “Employee” shall mean any employee of the Company.

(l) “Fair Market Value” shall mean (unless the Committee specifies a different valuation method) per share of Common Stock, the average of high and low sale prices of the Common Stock as reported on the New York Stock Exchange (“NYSE”) composite tape on the applicable date, or, if there are no such sale prices of Common Stock reported on the NYSE composite tape on such date, then the average price of the Common Stock on the last previous day on which high and low sale prices are reported on the NYSE composite tape.

(m) “Other Stock-Based Award” shall mean any of those Awards described in Section 9 hereof.

(n) “Participant” shall mean an Employee or Director who has been granted an Award under the Plan.

(o) “Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of JPMC under the definition of “subsidiary corporation” in Section 424(f) of the Code, as amended from time to time. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which JPMC has a significant equity or other interest is a “Subsidiary.”

3. Shares subject to the Plan.

(a) The stock subject to provisions of the Plan shall be shares of authorized but unissued Common Stock and authorized and issued shares of Common Stock held as treasury shares. Subject to adjustment as provided in Sections 3(b) and 17, the number of shares of Common Stock with respect to which Awards may be granted under the Plan from its term commencing May 17, 2011 and ending May 31, 2015 shall be 240 million shares of Common Stock together with carryover shares remaining from the 2008 authorization; provided that not more than 20 million shares may be issued as Awards of incentive stock options as defined by Section 422 of the Code.

(b) In addition to the number of shares of Common Stock provided for in Section 3(a), there shall be available for Awards under the Plan:

(i) shares representing Awards that are canceled, surrendered, forfeited, terminated or expire unexercised,

(ii) shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any Award,

(iii) shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become Employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and the Company, or shares granted to such Employees (x) pursuant to contractual obligations with respect to such merger, consolidation, acquisition or other corporate transaction or (y) as retention awards in connection with such transactions, and

(iv) Awards which by their terms may be settled only in cash.

(c) For purposes of calculating the number of shares of Common Stock available for issuance under the Plan, only the maximum number of shares that could be issued under Awards granted in tandem shall reduce the number specified in Section 3(a), provided that the Award Agreement provides that the exercise of one right under an Award reduces the number of shares of Common Stock available under the other Award.

4. Eligibility. Any Employee selected by the Committee is eligible to be a Participant in the Plan. In addition, as provided in Section 12, at the discretion of the Committee, a Director shall be eligible to receive an Other Stock-Based Award in the form of shares of Common Stock (including restricted stock) or restricted stock units with respect to his or her annual stock retainer fee or other compensation for service as a Director.

5. Limitations. The Committee may not grant Awards under the Plan to any Participant in excess of 7.5 million shares during the term of the Plan. During the term of the Plan, no more than 5% of the aggregate equity-based awards are subject to vesting (or exercise) schedules more rapidly than ratably over three years, excluding awards that vest or become exercisable earlier due to (i) circumstances such as death, retirement, or involuntary termination of employment, (ii) the achievement of performance objectives over a period of at least one year or (iii) a determination by the Firm for regulatory or other considerations to provide an equity award in excess of that which would have been awarded to the individual under cash equity policy in effect for the performance year.

6. Administration. Unless otherwise determined by the Board, the Plan shall be administered by the Committee. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Act, the Committee may delegate any or all of its responsibilities to officers or employees of the Company.

Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) construe, interpret and implement the Plan and all Award Agreements, (b) establish, amend, and rescind any rules and regulations relating to the Plan, (c) grant Awards, (d) determine who shall receive Awards, when such Awards shall be made and the terms and provisions of Award Agreements, (e) establish plans supplemental to this Plan covering Employees residing outside of the United States, (f) provide for mandatory or voluntary deferrals of Awards and (g) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.

Notwithstanding anything herein to the contrary, the Committee’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee shall be entitled to make non-uniform and selective determinations under Awards Agreements and Plan.

The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

7. Stock options.

(a) Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock options will be made, the number of options to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b) In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such requirements as may be prescribed by Section 422 of the Code, and any implementing regulations.

(c) The Committee shall establish the option exercise price at the time each stock option is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock options may not be decreased after it has been granted (other than as provided for in Section 17); provided, further, that an Award of stock options may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock options may not be exercisable later than 10 years after their date of grant.

(d) The option exercise price of each share of Common Stock as to which a stock option is exercised shall be paid in full at the time of such exercise. The method and form of such payment shall be determined by the Committee from time to time.

8. Stock appreciation rights.

(a) Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock appreciation rights will be made, the number to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b) The Committee shall establish the stock appreciation right exercise price at the time each stock appreciation right is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock appreciation rights may not be decreased after it has been granted (other than as provided for in Section 17); provided, further, that an Award of stock appreciation rights may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock appreciation rights may be granted independent of any Award of stock options or in conjunction with all or any part of any Award of stock options, either at the same time as the Award of stock options is granted or at any later time during the term of such options; provided that the exercise price of a stock appreciation right granted in tandem with a stock option shall not be less than 100% of the Fair Market Value at the date of the grant of such option.

(c) Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise date of the stock appreciation right and the per share exercise price, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. The Committee shall determine at the date of grant whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

A stock appreciation right or applicable portion thereof allocated to a stock option shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. Stock appreciation rights may not be exercisable later than 10 years after their date of grant.

9. Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when “Other Stock-Based Awards” will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards. Other Stock-Based Awards are Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of Common Stock. Other Stock-Based Awards shall be in such form as the Committee shall determine, including without limitation, (i) shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee, (iii) shares of Common Stock issuable upon the completion of a specified period of service, (iv) restricted stock units distributed in the form of shares of Common Stock after the restrictions lapse and (v) conditioning the right to an Award upon the occurrence of an event or the attainment of one or more performance objectives, as more fully described in Section 10. The Committee shall determine at date of grant whether Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

10. Performance-Based Awards. The Committee may from time to time, establish performance criteria or standards with respect to an Award, so that the value of such Awards is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). Notwithstanding the foregoing, the Committee in its discretion may provide for Performance-Based Awards to individuals not subject to Section 162(m) of the Code or provide for Performance-Based Awards that do not satisfy Section 162(m) of the Code. A Participant’s Performance-Based Award may be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals may be based upon one or more of the following criteria: (i) income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) earnings per share; (iii) return on common equity; (iv) expense management; (v) return on investment; (vi) stock price; (vii) revenue growth; (viii) efficiency ratio; (ix) credit quality; (x) ratio of non-performing assets to performing assets; (xi) shareholder value added; (xii) return on assets; and (xiii) profitability or performance of identifiable business units. Additionally, the foregoing criteria may relate to JPMC, one or more of its Subsidiaries or one or more of its divisions or units. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until the Committee makes such certification. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

11. Dividends, equivalents and voting rights. Awards of Other Stock-Based Awards in the form of restricted stock and restricted stock units may provide the Participant with dividends or dividend equivalents; and Awards of Other Stock-Based Awards in the form of restricted stock may provide for voting rights prior to vesting.

12. Director awards. The Board or Committee may provide that each Director shall receive his/her annual stock retainer fee or other compensation for service as a Director in the form of an Award of shares of Common Stock or Other Stock-Based Award. Each Award shall have such terms and conditions as the Board or Committee may specify. Any Award of restricted stock units shall provide for dividend equivalents that shall be payable as additional restricted stock units. Following termination of service as a Director, restricted stock units may be settled in cash or shares of Common Stock, as the Board or Committee may specify.

13. Award agreements. Each Award under the Plan shall be evidenced by a document setting forth the terms and conditions, not inconsistent with the provisions of the Plan, as determined by the Committee, which shall apply to such

Award. Such document may be delivered by mail or electronic means, including the internet. The Committee may amend any Award Agreement to conform to the requirements of law.

14. Withholding and right of offset.

(a) The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Participant may be required to pay, in such form as the Committee may specify, to the Company the amount of any taxes required to be withheld with respect to such Common Stock prior to its receipt, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b) To the extent that any amounts hereunder are not deferred compensation within the meaning of Section 409A of the Internal Revenue Code, the Company shall have the right to offset against its obligation to deliver shares of Common Stock or cash under the Plan or any Award Agreement any amounts (including, without limitation, travel and entertainment expenses or advances, loans, credit card obligations, repayment obligations under any Awards, or amounts repayable pursuant to tax equalization, housing, automobile or other employee programs), the Participant then owes to the Company. Additionally, in situations where such amounts are owed to the Company or the amount owed has not been determined in full, the Company may preclude a Participant from exercising an Award of stock options or stock appreciation rights until such amount is paid or established in full.

15. Nontransferability. No Award shall be assignable or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, except by will, the laws of descent and distribution, or as otherwise set forth in the Award agreement; provided that with respect to Awards (other than an Award of an incentive stock option), the Committee may, in its sole discretion, permit certain Participants or classes of Participants to transfer Awards of nonqualified stock options and stock appreciation rights or Other Stock-Based Awards to such individuals or entities as the Committee may specify.

16. No right to employment or continued participation in plan. No person shall have any claim or right to the grant of an Award prior to the date that an Award agreement is delivered to such person and the satisfaction of the appropriate formalities specified in the Award agreement, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or to be eligible for any subsequent Awards. Further, the Company expressly reserves the right to dismiss at any time a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

17. Adjustment of and changes in common stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders of Common Stock other than regular cash dividends, the Committee will make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including, but not limited to, adjustments with respect to the limitations imposed by Sections 3 and 5 and to make appropriate adjustments (including the number of shares and the exercise price) to outstanding Awards (without regard to the re-pricing restrictions set forth in Sections 7 and 8).

18. Amendment. The Board may amend, suspend or terminate the Plan or any portion hereof at any time without shareholder approval, except to the extent otherwise required by the Act or New York Stock Exchange listing requirements. Notwithstanding the foregoing, except in the case of an adjustment under Section 17, any amendment by the Board shall be conditioned on shareholder approval if it increases (i) the number of shares of Common Stock authorized for grant under Section 3, (ii) the number of shares authorized for grant to individual participants under any form of an Award as set forth in Section 5, or (iii) if such amendment eliminates restrictions applicable to the reduction of the exercise price of an option or stock appreciation right or the surrender of such Award in consideration for a new Award with a lower exercise price as set forth in Sections 7 and 8.

19. Unfunded status of plan. The Plan is intended to constitute an “unfunded” plan for long-term incentive compensation. Nothing herein shall be construed to give any Participant any rights with respect to unpaid Awards that are greater than those of a general unsecured creditor of JPMC.

20. Successors and assigns. The Plan and Awards made thereunder shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

21. Governing law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of laws.

22. Effective date. The effective date of this Plan is May 17, 2011. No Awards shall be granted under the Plan after May 31, 2015, or the date the Plan is earlier terminated by the Board; provided, however, that the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

Appendix D

Overview of 2010 performance

The Firm’s financial condition and results of operations are discussed in detail in the Management’s discussion and analysis (MD&A) section of the 2010 Annual Report. The Firm also reviews its business and priorities during an annual Investor Day, most recently held February 15, 2011. The 2010 Annual Report and presentation materials for the 2011 Investor Day may be found on our Web site at www.jpmorganchase.com under Investor Relations.

JPMorgan Chase differentiated itself from other large financial services firms. The Firm reported record net income of $17.4 billion for 2010, an increase of 48% from the prior year. Strong client relationships and continued investments for growth resulted in good results across most of the Firm’s businesses, including record revenue and net income in Commercial Banking, record revenue in Asset Management and solid results across most other businesses. Credit trends in the Firm’s credit card and wholesale businesses continued to improve. In our mortgage business, while charge-offs and delinquencies have improved, credit costs still remain at abnormally high levels and continue to be a significant drag on the Firm’s returns. The Firm was successful in many fundamental areas, including the following:

•	Return on common equity was 10% for the year, compared with 6% in the prior year, and return on tangible common equity was 15% for the year, compared with 10% in 2009.

•

We continued to strengthen our fortress balance sheet during 2010, ending the year with a Tier 1 Common ratio of 9.8% and a Tier 1 Capital ratio of 12.1%. Total stockholders’ equity at December 31, 2010, was $176.1 billion.

•

We provided credit to and raised capital for our clients of more than $1.4 trillion during the year. These efforts included more than $10 billion of credit provided to over 250,000 small businesses in the U.S. in support of our communities, an increase of more than 50% over 2009.

•

We grew the franchise in 2010, with new checking accounts in Retail Financial Services, credit card accounts in Card Services, new branches in Retail Banking, record net long-term inflows in Asset Management, growth in assets under custody at Treasury & Securities Services and sustained top Investment Bank rankings in virtually all major categories.

•	We made substantial investments in the future of our businesses, including hiring more than 8,000 people in the U.S. alone.

•

We remain committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, the Firm has offered 1,038,000 trial modifications to struggling homeowners. Of the 285,000 modifications that the Firm has completed, more than half were modified under Chase programs, and the remainder were offered under government-sponsored or agency programs.

Investment Bank

Net income was $6.6 billion compared with net income of $6.9 billion in 2009, reflecting lower net revenue and higher noninterest expense, partially offset by a benefit from the provision for credit losses and gains of $509 million from the widening of the Firm’s credit spread on certain structured and derivative liabilities (compared with losses of $2.3 billion on the tightening of the spreads on those liabilities in the prior year). The decrease in net revenue was driven by a decline in Fixed Income Markets revenue as well as lower investment banking fees. The provision for credit losses was a benefit in 2010, compared with an expense in 2009, and reflected a reduction in the allowance for loan losses, largely related to net repayments and loan sales. Noninterest expense increased, driven by higher noncompensation expense, including increased litigation reserves, as well as higher compensation expense, including the impact of the U.K. Bank Payroll Tax. 2010 highlights and accomplishments include:

•	We have nearly doubled our Global Markets revenue since 2007, and execute approximately 3 million trades daily across 110 trading desks.

•

Retained its #1 Global IB fee ranking based on revenue; Ranked #1 in Global Debt, Equity and Equity-related; #2 in Global Long-Term Debt; #3 in Global Equity and Equity related; #4 in Global Announced M&A; and #1 in Global Syndicated Loans, based on volume (according to Dealogic).

•	We helped clients raise $505 billion of capital, $18 billion more than any other firm (according to Dealogic):

–	Almost $440 billion in global debt markets.

–	Over $65 billion in global equity markets.

•	We led the market in arranging or loaning over $350 billion to 420 clients globally (according to Dealogic).

•	We helped raise nearly $90 billion for U.S. state and local governments, healthcare organizations, non-profits and educational institutions.

–	We assisted California with a $10 billion bond issuance, the largest municipal transaction of 2010 (according to SDC Thomson).

•	We executed 353 equity transactions (according to Dealogic), more than any other firm, including the two largest ever:

–	General Motors: $23 billion.

–	Agricultural Bank of China: $22 billion.

•	We advised clients on 311 announced mergers and acquisitions globally with a 16% share (according to Dealogic).

•	We expanded internationally; including growing headcount in China and Brazil over 40%.

•	We completed the acquisition of select RBS Sempra assets, enabling us to offer comprehensive commodities solutions.

Retail Financial Services

Net income was $2.5 billion, compared with $97 million in the prior year, driven by a lower provision for credit losses, partially offset by increased noninterest expense and lower net revenue. Net revenue decreased, driven by lower deposit-related fees (including the impact of the legislative changes related to non-sufficient funds and overdraft fees), and lower loan balances. These decreases were partially offset by a shift to wider-spread deposit products, and growth in debit card income and auto operating lease income. The provision for credit losses decreased from the 2009 level, reflecting improved delinquency trends and reduced net charge-offs. The provision also reflected an increase in the allowance for loan losses for the purchased credit-impaired portfolio, partially offset by a reduction in the allowance for loan losses, predominantly for the mortgage loan portfolios. Noninterest expense increased from the prior year, driven by higher default-related expense for mortgage loans serviced, and sales force increases in Business Banking and bank branches. 2010 highlights and accomplishments include:

•	We had strong growth across our Retail Banking franchise, including:

–	Business Banking originations up 104% year over year.

–	Branch mortgage originations up 48%.

–	End-of-period deposits of $344.2 billion, up 3%.

–	Checking accounts of 27.3 million, up 6%.

–	Investment sales up 8%.

•	We achieved record net income and returns in Auto Finance.

•	We deepened our customer relationships by increasing the number of products and services held by our customers by 6.7% (from 6.26 to 6.68).

•	We held the #1 deposit market share in key cities, including New York (16.7%), Dallas (13.6%), Houston (16.2%) and Chicago (12.9%).

•	Since 2009, RFS has prevented twice as many foreclosures as it completed.

•	We opened 17 Chase Homeownership centers across the country, bringing the total number of centers to 51, to provide one-on-one counseling to borrowers.

Card Services

Net income was $2.1 billion, compared with a net loss of $2.2 billion in the prior year, as a lower provision for credit losses was partially offset by lower net revenue. The decrease in net revenue was driven by a decline in net interest income, reflecting lower average loan balances, the impact of legislative changes and a decreased level of fees. These decreases were partially offset by a decrease in revenue reversals associated with lower net charge-offs. The provision for credit losses decreased from the prior year, reflecting lower net charge-offs and a reduction in the allowance for loan losses due to lower estimated losses. The prior-year provision included an increase to the allowance for loan losses. Noninterest expense increased due to higher marketing expense. 2010 highlights and accomplishments include:

•	We achieved record high sales volume of $302 billion and increased our sales market share by 234bps since 2007, both excluding Washington Mutual.

•	We added 11.3 million new Visa, MasterCard and private label credit card accounts.

•	We processed 20.5 billion transactions through Chase Paymentech.

•	Our Chase branch network continues to generate approximately 1.5 million new card accounts per year and more than 40% of revenue from new merchants for Chase Paymentech.

Commercial Banking

Net income was a record $2.1 billion, an increase of $813 million, or 64%, from the prior year, driven by a reduction in the provision for credit losses and record net revenue. The increase in net revenue was driven by growth in liability balances, wider loan spreads, higher net gains from asset sales, higher lending-related fees, an improvement in the market conditions impacting the value of investments held at fair value, and higher investment banking fees; these were largely offset by spread compression on liability products and lower loan balances. The provision for credit losses decreased from 2009 and reflected a reduction in the allowance for credit losses, primarily due to stabilization in the credit quality of the loan portfolio and refinements to credit loss estimates. Noninterest expense increased slightly, reflecting higher headcount-related expense. 2010 highlights and accomplishments include:

•	We retained our Top 3 leadership position nationally in market penetration and lead share (according to Greenwich Associates).

•	We maintained our ranking as the nation’s #1 multifamily lender (according to FDIC data), and improved our ranking to become the nation’s #2 large middle market lender (according to Thomson Reuters).

•	We achieved the #1 return on equity in our peer group at 26%.

•	We delivered a record $1.3 billion in gross investment banking fees.

•	As a leader in asset-based lending, we closed $3.7 billion in loans.

•	We expanded our client base by adding more than 1,500 new middle market clients, and grew our international business by adding nearly 500 new clients overseas.

•	We increased new and renewed lending to middle market companies by 9%.

•	We continued to outperform our peers in credit quality with the lowest net charge-off ratio and the lowest loan-to-deposit ratio – we are the only bank under 100%.

•	Acquired a highly performing and immediately accretive $3.5 billion multifamily loan portfolio.

•

We demonstrated our commitment to supporting communities by extending more than $9 billion to over 600 government, not-for-profit, healthcare and educational institutions and we committed nearly $1.5 billion to create and retain more than 12,000 housing units of affordable housing in over 100 U.S. cities.

Treasury & Securities Services

Net income was $1.1 billion, a decrease of $147 million, or 12%, from the prior year, driven by higher noninterest expense, partially offset by a benefit from the provision for credit losses and higher net revenue. Worldwide Securities Services net revenue was relatively flat, as higher market levels and net inflows of assets under custody were offset by lower spreads in securities lending, lower volatility on foreign exchange, and lower balances on liability products. Treasury Services net revenue was relatively flat, as lower spreads on liability products were offset by higher trade loan and card product volumes. Noninterest expense for TSS increased, driven by continued investment in new product platforms, primarily related to international expansion, and higher performance-based compensation expense. 2010 highlights and accomplishments include:

•

We delivered growth in the following key business drivers: international electronic funds transfer volumes increased 20%, assets under custody increased 8%, and the number of wholesale cards issued grew 10%.

•	We expanded our non-US banker sales force and increased technology expenditures by 23%.

•	We provided clearing capabilities for clients in U.S. Dollars, Euro and 18 additional world currencies, and we are processing $7.5 trillion of global payments daily.

•

We strengthened our international presence opening new branches in Mexico City, Sao Paulo and Riyadh/Saudi Arabia; opened new representative offices in Bangladesh and Abu Dhabi; and we expanded our capabilities in China, India, Australia, New Zealand, Malaysia, Philippines, Singapore, Thailand, Indonesia, Hong Kong, Taiwan, Brazil, Mexico, United Kingdom, Germany and France.

•	We launched the first-ever Hong Kong Depositary Receipt (“HDR”) listing on the Stock Exchange of Hong Kong (“SEHK”).

•	We remain the #1 clearer of U.S. dollars in the world, with more than 20% market share and we have been #1 in Automated Clearing House originations for the last three decades.

•	We ranked #2 in Assets Under Custody with $16.1 trillion.

Asset Management

Net income was $1.7 billion, an increase of $280 million, or 20%, from the prior year, on record revenue, largely offset by higher noninterest expense. The growth in net revenue was driven by the effect of higher market levels, net inflows to products with higher margins, higher loan originations, higher deposit and loan balances, and higher performance fees, partially offset by narrower deposit spreads. Noninterest expense increased due to higher headcount and performance-based compensation. 2010 highlights and accomplishments include:

•

We increased our assets under supervision by 8% to a record $1.8 trillion during 2010 driven by the effect of higher market valuations, record net inflows of $69 billion to long-term products, and inflows in custody and brokerage products, offset partially by net outflows from liquidity products.

•	We ranked #2 in long-term U.S. mutual fund flows.

•	We hired 453 sales people – more than we have ever hired in one year.

•	We managed nearly $500 billion in global liquidity assets on behalf of clients as the #1 money-market fund manager in the world.

•	Our Private Banking business achieved its seventh consecutive year of positive revenue growth, achieving record revenues of $4.9 billion.

•	We acquired a majority interest in Gávea Investimentos, a leading alternative asset management company in Brazil.

Our 2010 results compared with our 2009 and 2008 results on several metrics were as follows:

As of or for the years ended December 31 (in millions, except per share and ratio data)

Business	Performance metric	2010	2009	2008
Firm-wide	Total net revenue	$102,694	$100,434	$67,252
	Income before extraordinary gain	$17,370	$11,652	$3,699
	Net income	$17,370	$11,728	$5,605
	Diluted earnings per share before extraordinary gain	$3.96	$2.24	$0.81
	Diluted earnings per share (1)	$3.96	$2.26	$1.35
	Return on tangible common equity (1)	15%	10%	6%
	Tier 1 Capital ratio (2)	12.1%	11.1%	10.9%
	Tier 1 Common capital ratio (3)	9.8%	8.8%	7.0%
Investment Bank	Total net revenue	$26,217	$28,109	$12,335
	Net income	$6,639	$6,899	$(1,175)
	Return on common equity (ROE)	17%	21%	(5)%
Retail Financial Services	Total net revenue	$31,756	$32,692	$23,520
	Net income	$2,526	$97	$880
	ROE	9%	—%	5%
Card Services	Total net revenue	$17,163	$20,304	$16,474
	Net income	$2,074	$(2,225)	$780
	ROE	14%	(15)%	5%
Commercial Banking	Total net revenue	$6,040	$5,720	$4,777
	Net income	$2,084	$1,271	$1,439
	ROE	26%	16%	20%
Treasury & Securities Services	Total net revenue	$7,381	$7,344	$8,134
	Net income	$1,079	$1,226	$1,767
	ROE	17%	25%	47%
	Pretax margin ratio (4)	23%	26%	33%
Asset Management	Total net revenue	$8,984	$7,965	$7,584
	Net income	$1,710	$1,430	$1,357
	ROE	26%	20%	24%
	Pretax margin ratio (4)	31%	29%	29%

Note: All data presented on a reported basis except for lines of business total net revenue which is presented on a managed basis.

[1]

The calculation of 2009 earnings per share and net income applicable to common equity include a one-time, noncash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of U.S. Troubled Asset Relief Program (“TARP”) preferred capital in the second quarter of 2009. Excluding this reduction, the adjusted ROE and ROTCE were 7% and 11%, respectively, for 2009. The Firm views the adjusted ROE and ROTCE, both non-GAAP financial measures, as meaningful because they enable the comparability to prior periods. For further discussion, see “Explanation and reconciliation of the Firm’s use of non-GAAP financial measures” at pages 64-66 of our 2010 Annual Report.

[2]

Effective January 1, 2010, the Firm adopted accounting guidance that amended the accounting for the transfer of financial assets and the consolidation of variable interest entities (“VIEs”). Upon adoption of the guidance, the Firm consolidated its Firm-sponsored credit card securitization trusts, Firm-administered multi-seller conduits and certain other consumer loan securitization entities, primarily mortgage-related, adding $87.7 billion and $92.2 billion of assets and liabilities, respectively, and decreasing stockholders’ equity and the Tier I capital ratio by $4.5 billion and 34 basis points, respectively. The reduction to stockholders’ equity was driven by the establishment of an allowance for loan losses of $7.5 billion (pretax) primarily related to receivables held in credit card securitization trusts that were consolidated at the adoption date.

[3]

The Firm uses Tier 1 common capital (“Tier 1 common”) along with the other capital measures to assess and monitor its capital position. The Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common divided by risk-weighted assets. For further discussion, see Regulatory capital at pages 102-104 of our 2010 Annual Report.

[4]

Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

Appendix E

JPMorgan Chase Compensation practices and principles

We believe that JPMorgan Chase has consistently been at the forefront of sensible compensation practices. We have a rigorous performance and compensation management system that incorporates the following practices and principles:

•	A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles.

•	An emphasis on teamwork and a “shared success” culture.

•	A significant stock component (with deferred vesting) for shareholder alignment and retention of top talent.

•	Recoupment and clawback provisions in addition to disciplined risk management to deter excessive risk taking.

•	A recognition that competitive and reasonable compensation helps attract and retain the best talent necessary to grow and sustain our business.

•	Strict limits or prohibitions on executive perquisites, special executive retirement or severance plans.

•	Independent Board oversight of the Firm’s compensation practices and principles and their implementation.

These practices and principles are supported by additional beliefs that guide how we operate.

Compensation should not be overly rigid, formulaic or short-term oriented.

•

Compensation programs should be designed as much as possible to allow for the Firm to exercise discretion and retain flexibility in compensation decisions. Multi-year guarantees should be kept to an absolute minimum. More generally, the assessment of performance should not be overly formulaic and should not overemphasize any single financial measure or single year, as that can result in unhealthy incentives and lead to unintended, undesirable results.

•

Performance should be considered using a broad-based evaluation of people and their contributions to ensure that the right results are being encouraged. Factors such as integrity, compliance, institutionalizing customer relationships, recruiting and training a diverse, outstanding workforce, building better systems, innovation and other outcomes should be included. Performance feedback should be obtained from multiple sources across the Firm to ensure it is both balanced and comprehensive.

•

Commission-based incentives generally should be limited to sales or production oriented employees who do not control credit or investment decisions. The different risk profiles such as liquidity risk, time horizons for realized gains or losses, and reputational and operational risk all should be appropriately taken into account.

•

In a fiduciary business, certain roles are evaluated solely on individual and business unit results. In addition, some of these roles are paid long-term compensation with incentives linked directly to their investment strategies in order to more fully align their interests with those of the clients.

Teamwork and a shared success environment should be encouraged and rewarded.

•	Contributions should be considered across the Firm, within business units, and at an individual level when evaluating an employee’s performance.

•

Performance should be based on realized profits and risk-adjusted returns that add to the long-term value of the franchise, rather than just revenues. We adjust financial performance for risk and use of the Firm’s capital.

•	All equity awards for executive officers should be subject to reduction, forfeiture, or additional deferred vesting if there is not satisfactory progress towards priorities.

A meaningful ownership stake in the Firm should be used to reinforce alignment with shareholders.

•	A significant percentage of incentive compensation should be in stock that vests over multiple years.

•	As the decision-making authority, importance and impact of an employee’s role increases, a greater portion of total compensation should be awarded in stock.

•	A proper balance between annual compensation and longer-term incentives should clearly delineate the importance of sustainable, realizable value. At JPMorgan Chase:

–	Our Board of Directors is paid a majority of their compensation in stock and our Directors have agreed not to sell any shares of stock (including any open market purchases) for as long as they serve on the Board.

–	Senior executives receive at least 50% (and in some cases, substantially more) of their incentive compensation in stock.

–	The officers who make up our Operating Committee are generally required to hold 75% of compensation-related stock awards during the period 10 years from grant of the underlying award and 50% thereafter, and the non-Operating Committee, Executive Committee officers are generally required to hold 50%.

–	Executives cannot sell short, buy puts, sell calls, enter into derivative contracts on, or otherwise hedge our stock, and even after retirement, executives typically continue to have substantial holdings of our company stock.

Risk management and compensation recovery policies should be robust enough to deter excessive risk taking and improper risk management.

•

Risk disciplines and review processes should generate honest, fair and objective evaluations of where we stand and how we’re doing. Variable compensation funding should be consistent with effective risk management and the timing of compensation payouts should be sensitive to the time horizon of associated risks.

•

Final determinations of compensation in risk management and control functions should not be made solely in the business areas and should be less focused on outcomes in the area covered by the individual, and more aligned with the Firm’s overall performance. Compensation of those functions should be less variable one year to the next when compared to the compensation of revenue-generating functions.

•

Recoupment policies should go beyond Sarbanes-Oxley and other minimum requirements and include recovery of compensation paid for earnings that were never ultimately realized or if it’s determined that compensation was based on materially inaccurate performance metrics or a misrepresentation by an employee. We have in place recovery provisions for “cause” terminations, misconduct, detrimental behavior and actions causing financial or reputational harm to the Firm or its business activities. For all senior managers and highly paid employees, the Firm may cancel or require repayment of shares if employees failed to properly identify, raise or assess risks material to the Firm or its business activities.

Attracting, retaining and developing talent is critical to sustaining success.

•

Our long-term success depends in very large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, motivate and retain the highest quality management team and diverse workforce.

•

Compensation should have an acute focus on meritocracy, shareholder alignment, sensitivity to the relevant market place, and disciplined processes to ensure it remains above reproach and can help build lasting value for our clients.

•

For employees in good standing who have resigned and meet “full career eligibility” or other acceptable criteria, awards generally should continue to vest over time on their original schedule and be subject to continuing post-employment obligations to the Firm during this period.

Strict limits or prohibition on executive perquisites and special benefits.

•	An executive’s compensation should be straightforward and consist primarily of cash and equity.

•	We do not maintain special supplemental retirement or other special benefits just for executives.

•	The Firm generally has not had any change in control agreements, golden parachutes, merger bonuses or other special severance benefit arrangements for executives.

Independent Board oversight.

•	Our Compensation Committee, which includes only independent directors, reviews and approves the Firm’s overall compensation philosophy, principles and practices.

•

The Compensation Committee reviews the Firm’s compensation practices as they relate to risk and risk management in light of the Firm’s objectives, including its safety and soundness and the avoidance of excessive risk.

•	The Compensation Committee reviews and approves the terms of our compensation award programs, including recoupment provisions, restrictive covenants and vesting periods.

•	The Compensation Committee reviews the Firm’s overall incentive compensation pools and those of each of the Firm’s Line of Businesses and the Corporate Sector.

•	The Compensation Committee reviews the performance and approves all compensation awards for the Firm’s Operating Committee on a name-by-name basis.

•	The full Board’s independent directors review the performance and approve the compensation of our CEO.

Appendix F

Elements of compensation

Compensation element	Description	Other features
Base salary

Typically the smallest component of total compensation for NEOS, members of the Operating Committee and other members of senior management.

Provides a measure of certainty and predictability to meet certain living and other financial commitments.

Reviewed periodically and subject to increase if, among other reasons, the executive acquires material additional responsibilities, or the market changes substantially.

Annual variable compensation

Performance based incentive which can vary significantly from year to year.

The Firm views incentive compensation in the context of total compensation and does not establish target levels of incentive compensation as a percentage of the relevant employees’ annual base compensation.

JPMorgan Chase’s principal discretionary incentive arrangement, which covers the majority of employees across virtually all of our LOBs, incorporates several broad design features that seek to ensure incentive awards are appropriately risk-adjusted and relate to actual results achieved.

Other business-specific incentive arrangements generally are also discretionary, and even where we budget or accrue incentive compensation off formulas or payout grids for these employees, we reserve the right to modify or curtail those incentives at any time.

– Short-term incentives	The cash portion is paid and the equity portion is awarded shortly following the performance year, generally in January.

– Long-term incentives	The equity portion is awarded in the form of RSUs determined by a mandatory deferral percentage representing a portion of the entire incentive award. For 2010, Operating Committee members received on average 67% of their total incentive award in the form of equity, including equity awards described below.

50% of the RSU portion of the award vests on the second anniversary of the grant date and 50% vests on the third anniversary of the grant date.

Shares received upon vesting are subject to the retention policy applicable to senior management described at page 19.

Equity-related compensation for Operating Committee members is subject to further restriction as described at page 21.

Equity awards	The Firm grants equity awards as special leadership options to select senior officers to reward and encourage leadership, including awards made in the form of SARs settled in shares only.

The awards become exercisable ratably on each of the first five anniversaries of the grant date and shares received upon exercise must be held for at least five years after the grant date.

Shares received upon exercise are subject to the retention policy applicable to senior management described at page 19.

Deferred compensation	Eligible employees can voluntarily defer up to the lesser of 90% of their annual cash incentive or $1,000,000.

Beginning in 2005 a lifetime $10,000,000 cap on future cash deferrals was instituted.

Deferred amounts are credited to various unfunded hypothetical investment options, generally index funds, at the executive’s election.

Pension and retirement

Firm-wide qualified cash balance pension plan based on first $245,000 of base salary only.

Non-qualified excess pension plan based on base salary in excess of $245,000 up to $1,000,000. Pay credits under this plan were discontinued as of May 1, 2009.

Voluntary 401(k) Savings Plan.

Incentive awards not eligible for pension credits.

Officers with a base salary and cash incentives equal to or greater than $250,000, including all Operating Committee members, receive no Firm matching contribution in the 401(k) Savings Plan.

Paid in lump sum or annuity following retirement.

Health and welfare benefits	Firm-wide benefits such as life insurance, medical and dental coverage, and disability insurance.	No special programs for senior executives. In medical and dental plans, the higher the employee’s compensation, the higher the employee’s portion of the premium.

Severance plan

Firm-wide severance pay plan providing up to 52 weeks of base salary, based on years of service.

Benefits paid in a lump sum payment following termination of employment, contingent on release of claims and restrictive covenants.

Continued eligibility for certain health and welfare plan benefits during severance pay period.

JPMorgan Chase McCoy Center – map and directions

Directions to McCoy Center – McCoy Center, at 1111 Polaris Parkway, is bordered by Polaris Parkway, South Old State Road, Sancus Boulevard and Lazelle Road, 1.5 miles west of Interstate 71. From Interstate 71, take the Polaris Parkway exit. Parking is available for shareholders entering at the Polaris Parkway entrance.

Driving directions

From the airport:

Take I-270 North to I-71 North

Go to Polaris Parkway Exit #121 and turn left

Go to the fifth light (past Sancus Blvd.) and turn left into McCoy Center.

From the north:

Take I-71 South to Gemini/Polaris Parkway Exit #121 and turn right on Gemini

Go to the second light and turn left on Polaris Parkway

Go to the next light and turn right into McCoy Center.

From the south:

Take I-71 North to Polaris Parkway Exit #121 and turn left

Go to the fifth light (past Sancus Blvd.) and turn left into McCoy Center.

From the east:

Take I-70 West to I-270 North to I-71 North towards Cleveland

Go to Polaris Parkway Exit #121 and turn left

Go to the fifth light (past Sancus Blvd.) and turn left into McCoy Center.

From the west:

Take I-70 East to I-270 North to 1-71 North towards Cleveland

Go to Polaris Parkway Exit #121 and turn left

Go to the fifth light (past Sancus Blvd.) and turn left into McCoy Center.

If you are planning on attending the meeting, you will be asked to present photo identification, such as a driver’s license, and proof of ownership as of our record date March 18, 2011.

©2011 JPMorgan Chase & Co. All rights reserved. Printed in U.S.A. on recycled paper with soy ink.

BNY MELLON SHAREOWNER SERVICES

C/O BNY MELLON

POST OFFICE BOX 3500

SOUTH HACKENSACK, NJ 07606-3500

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M32320-P08202-Z54905	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  JPMORGAN CHASE & CO.

The Board of Directors recommends you vote FOR the
following proposals:
1.	Election of Directors		For	Against	Abstain

	1a. Crandall C. Bowles		☐	☐	☐

	1b. Stephen B. Burke		☐	☐	☐

	1c. David M. Cote		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1d. James S. Crown		☐	☐	☐	5.	Approval of Amendment to Long-Term Incentive Plan	☐	☐	☐

	1e. James Dimon		☐	☐	☐	The Board of Directors recommends you vote AGAINST the following shareholder proposals:

	1f. Ellen V. Futter		☐	☐	☐	6.	Political non-partisanship	☐	☐	☐

	1g. William H. Gray, III		☐	☐	☐	7.	Shareholder action by written consent	☐	☐	☐

	1h. Laban P. Jackson, Jr.		☐	☐	☐	8.	Mortgage loan servicing	☐	☐	☐

	1i. David C. Novak		☐	☐	☐	9.	Political contributions	☐	☐	☐

	1j. Lee R. Raymond		☐	☐	☐	10.	Genocide-free investing	☐	☐	☐

	1k. William C. Weldon		☐	☐	☐	11.	Independent lead director	☐	☐	☐

2.	Appointment of independent registered public accounting firm		☐	☐	☐

3.	Advisory vote on executive compensation		☐	☐	☐

The Board of Directors recommends you select 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on frequency of advisory vote on executive compensation	☐	☐	☐	☐
						Please indicate if you plan to attend this meeting.		☐	☐
								Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ADMISSION TICKET

JPMorgan Chase & Co.

2011 Annual Meeting

of Shareholders

Tuesday, May 17, 2011

10:00 AM

JPMorgan Chase McCoy Center

1111 Polaris Parkway

Columbus, Ohio 43240

Directions to McCoy Center – JPMorgan Chase McCoy Center, at 1111 Polaris Parkway, is bordered by Polaris Parkway, South Old State Road, Sancus Boulevard and Lazelle Road, 1.5 miles west of Interstate 71. From Interstate 71, take the Polaris Parkway exit. Parking is available for shareholders entering at the Polaris Parkway entrance.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

http://investor.shareholder.com/jpmorganchase/annual.cfm

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

▲ PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING ▲	M32321-P08202-Z54905

JPMORGAN CHASE & CO.

    This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 17, 2011.

    You, the undersigned shareholder, appoint each of Douglas L. Braunstein and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2011 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you on the reverse side of this card with respect to the proposals set forth in the proxy statement, and in the discretion of the proxies on all other matters which may properly come before the 2011 Annual Meeting and any adjournment thereof. If the card is signed but no instructions are given, shares will be voted in accordance with the recommendations of the Board of Directors.

    Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

    Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.

Continued and to be signed on reverse side